Exhibit 10.4

CONFIDENTIAL

LICENSE AGREEMENT*

BETWEEN

SCRAS S.A.S.

AND

NUVIOS

27 September 2005

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

CONFIDENTIAL

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into on September 27, 2005 by and between, on the one hand, SCRAS S.A.S., a French corporation, with its principal office at 42, Rue du Docteur Blanche, 75016 Paris, France, on behalf of itself and its Affiliates (collectively, “Ipsen”), and, on the other hand, Nuvios, Inc., a United States corporation, with its principal office at 300 Technology Square — 5th floor, Cambridge, MA 02139, on behalf of themselves and their Affiliates (collectively, “Nuvios”).

Recitals

1.                                       Ipsen has developed and owns intellectual property rights related to proprietary compounds known as BIM 44058 and analogs and possesses know-how including know-how related to formulation technology including sustained release formulations.

2.                                       The management of Nuvios has expertise in the development of pharmaceutical products for the treatment of osteoporosis.

3.                                       Nuvios has interest in having access to BIM-44058 and analogs claimed under the Ipsen Patent Rights (as defined below), to pursue a worldwide development program, and thereafter, to commercialize the resulting products.

4.                                       The Parties have prepared this Agreement to govern the development and commercialization of products resulting from this Agreement.

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1   INTERPRETATION — DEFINITIONS

1.1.                            In this Agreement, unless the context otherwise requires, all references to a particular Article, Section, or Appendix, shall be a reference to that Article, Section or Appendix, in or to this Agreement, as it may be amended from time to time pursuant to this Agreement.

1.1.1.                                        Headings are inserted for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

1.1.2.                                        This Agreement incorporates all Appendices as a part of this Agreement by reference.

1.1.3.                                        The term “including” (or any variation thereof such as “include”) shall be without limitation to the generality of the preceding words.

1.1.4.                                        Unless the contrary intention appears, words in the singular shall include the plural and vice versa.

1.1.5.                                        Unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity.

1.1.6.                                        Reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

1.2.                            Accounting Period shall mean each calendar quarter commencing respectively on January 1, April 1, July 1 and October 1, each being the first day of an Accounting Period, and finishing respectively on March 31, June 30, September 30 and December 31, each being the last day of an Accounting Period.

1.3.                            Affiliate shall mean (a) an entity which owns, directly or indirectly, a controlling interest in a Party, by stock ownership or otherwise, (b) any entity in which a. Party owns a controlling interest, by stock ownership or otherwise; or (c) any entity, under direct or indirect common control with a Party. For purposes of this paragraph, “controlling interest” and “control” mean ownership of fifty percent (50%) or more of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control or the right to control the management and the affairs of the Party.

1.4.                            BIM-44058 shall mean the compound the chemical structure of which is set forth on Appendix A.

1.5.                            Bundled Product shall mean Licensed Product(s) sold to a third party with one or more other products or services in circumstances where either (i) the price of the Licensed Product(s) is not shown separately on the invoice or (ii) the Licensed Product(s) (or a portion of the units of Licensed Product(s)) are detailed on a separate invoice where the price is shown as nil (free of charge) for the Licensed Product(s) (or for those units of the Licensed Product(s)).

1.6.                            Confidential Information shall have the meaning set forth in Article 12.

1.7.                            Contractor shall mean any third party with whom Nuvios enters into an agreement pursuant to which Nuvios grants to such third party the right to commercialize (including, without limitation, the right to promote, market and/or sell) Licensed Product in any country of the Territory. Notwithstanding the foregoing, the term “Contractor” shall in no event include (i) any Affiliate of Nuvios or (ii) any such third party which whom Nuvios enters into an agreement if the relationship established between Nuvios and such third party pursuant to such agreement is for such third party to be a wholesaler of Licensed Product in any country of the Territory.

1.8.                            Cover (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) shall mean that the developing, making, using, offering for sale, promoting, selling or importing of a given compound, formulation or product would infringe a Valid Claim of an issued patent in the absence of a license under such Valid Claim.

The determination of whether a compound, formulation or product is covered by a particular Valid Claim shall be made on a country-by-country basis.

1.9.                            Development shall mean the Pre-clinical Studies, Phase I, II & III Clinical Trials, filing of NDAs, and other activities, including pharmaceutical and manufacturing development as well as regulatory work, necessary to obtain Regulatory Approval of a Licensed Product.

1.10.                     Development Plan shall mean any version and variations of a document prepared for the Development of a Licensed Product in the Territory, that outlines the Development activities including regulatory strategies, to be performed by Nuvios under this Agreement. Such a document shall contain targeted timelines of the Development phases and clinical endpoints.

1.11.                     Effective Date shall mean the latest of the dates of signature by each Party as shown on the signature page of this Agreement.

1.12.                     EMEA shall mean the European Medicines Agency or any successor agency.

1.13.                     FDA shall mean the United States of America Food and Drug Administration or any successor agency.

1.14.                     First Commercial Sale shall mean, in each country of the Territory, each first invoiced sale to a third party of Licensed Product in the country after obtaining Regulatory Approval in such country.

1.15.                     FTE shall mean a period equivalent to the number of hours that an employee in the full time employment of either Party would be obliged to spend at work in any twelve (12) month period of continuous employment.

1.16.                     Gross Sales shall mean the gross amount invoiced by Nuvios, its Affiliates or Contractors for sales of a Licensed Product to third parties in the Territory. For purposes of clarification, the gross amount invoiced among Nuvios, its Affiliates or Contractors with respect to sales of Licensed Product shall not be considered as Gross Sales. Notwithstanding the foregoing provisions of this definition, sales of Licensed Product for use in clinical or pre-clinical trials or other research or development activities or free of charge dispositions of Licensed Product for purposes of a commercially reasonable sampling program shall not give rise to any Gross Sales for purposes of this Agreement.

1.17.                     Health Agency shall mean a governmental or official body in a given country of the Territory, including FDA and EMEA, as well as any national or international or local regulatory agency, department, bureau or other governmental entity, which reviews, validates and/or delivers Regulatory Approvals.

1.18.                     IND shall mean an application to the FDA, the filing of which is necessary for the first administration to humans of Licensed Product, or the equivalent application to the equivalent agency in any other country or group of countries.

1.19.                     Infringe (as a noun, adjective or verb including conjugations and variations such as “Infringed,” “Infringes”, “Infringing” and “Infringement”) shall mean infringement, misappropriation, unauthorized use, misuse or other violation of the Patent Rights, know-how, inventions, trade secrets or other intellectual property (except trademarks) of any person or entity, whether such person or entity owns such Patent Rights, Know-How, inventions, trade secrets or other intellectual property (except trademarks) or otherwise has the valid right of use thereof, including, without limitation, pursuant to a license.

1.20.                     Invention shall mean any invention or discovery, whether or not patentable, made as a result of the research or Development activities of a Party or the Parties pursuant to, or in connection with, this Agreement and which relates to Licensed Product or to Licensed Compound. An “Invention” may be made by employees of Ipsen solely or jointly with a third party (an “Ipsen Invention”), by employees of Nuvios solely or jointly with a third party (a “Nuvios Invention”), or jointly by employees of Ipsen and Nuvios with or without a third party (a “Joint Invention”), in each instance as determined by U.S. laws of inventorship.

1.21.                     Ipsen Compound Know How shall mean all Ipsen Know-How other than Ipsen Formulation Know-How.

1.22.                     Ipsen Compound Patent Rights shall mean all Ipsen Patent Rights other than Ipsen Formulation Patent Rights. The Ipsen Compound Patent Rights on the Effective Date are listed in Appendix B1 to this Agreement.

1.23.                     Ipsen Compound Technology shall mean all Ipsen Compound Know-How and Ipsen Compound Patent Rights.

1.24.                     Ipsen Formulation Know How shall mean all Ipsen Know-How that is related to the delivery or formulation of peptides (including Ipsen Solid Technology).

1.25.                     Ipsen Formulation Patent Rights shall mean all Ipsen Patent Rights that are related to the delivery or formulation of peptides (including Ipsen Solid Technology) The Ipsen Formulation Patent Rights on the Effective Date are listed in Appendix B2 to this Agreement.

1.26.                     Ipsen Formulation Technology shall mean all Ipsen Formulation Know-How and Ipsen Formulation Patent Rights.

1.27.                     Ipsen Joint Technology Rights shall mean all of Ipsen’s right, title and interest in the Joint Patent Rights and the Joint Inventions.

1.28.                     Ipsen Know-How shall mean all Know-How that (A) Ipsen owns, or otherwise under which Ipsen has right to grant licenses or to give access to use, as of the Effective Date or at any time during the Term and (B) is necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product, including, without limitation, all data and information regarding the safety and efficacy of Licensed Compound or Licensed Product. The term “Ipsen Know-How” shall also include all Know-How in connection with Ipsen Inventions, but shall not include any Joint Inventions.

1.29.                     Ipsen Patent Rights means all Patent Rights that (A) Ipsen owns, or otherwise under which Ipsen has the right to grant licenses, as of the Effective Date or at any time during the Term and (B) is necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product. The term “Ipsen Patent Rights” shall also include all Patent Rights claiming Ipsen Inventions, but shall not include any Joint Patent Rights. Appendix B lists all Ipsen Patent Rights as of the Effective Date.

1.30.                     Japanese Development Plan shall mean the then current version of a document that details the development activities and other activities, including pharmaceutical and manufacturing as well as regulatory work to be performed by Teijin in Japan that are necessary or useful to obtain Regulatory Approval and commercialize Licensed Product in Japan.

1.31.                     Joint Patent Rights means Patent Rights that claim Joint Inventions.

1.32.                     JSC shall mean the Joint Steering Committee referred to in Article 6.

1.33.                     Know-How shall mean technical and other information, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or Development or other developments), formulations, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, pre-clinical data and summaries and information contained in submissions to, and information from, ethical committees and Health Agencies, including documents containing any of the above.

1.34.                     Licensed Compound means (i) BIM-44058 or (ii) any analog of BIM-44058.

1.35.                     Licensed Product Claim means, for a given Licensed Product in a given country of the Territory, a Valid Claim of Ipsen Compound Patent Rights, Ipsen Formulation Patent Rights or Joint Patent Rights that Covers such Licensed Product in such country.

1.36.                     Licensed Product shall mean all formulations, dosage forms, and presentations (including vials and pre-filled syringes) of a product or pharmaceutical composition containing a Licensed Compound as a pharmaceutically active agent. Licensed Product may be formulated under the Ipsen Formulation Technology or under the formulation of a third party.

1.37.                     Manufacturing Cost shall mean, the internal (calculated with reference to FTE where applicable) and external costs and expenses determined in accordance with generally accepted accounting principles as consistently applied by a Party in the ordinary course of its business, in relation to the manufacture of Licensed Compound and Licensed Product, which costs shall include, but not be limited to the sum of (a) the cost of goods produced, including, but not limited to, direct labor, material, depreciation, energy, quality control, waste disposal and production management, payments to third parties for costs incurred and product testing, as well as allocable overhead, (b) any value added tax or other applicable tax (but not income tax) paid or payable by a Party in connection with the manufacture or supply of Licensed Compound or Licensed Product, and (c) any other costs borne by a Party for the packaging, transport, customs clearance, and storage of Product (e.g., containers, freight, duties, insurance and warehousing).

1.38.                     NDA Filing shall mean a New Drug Application filed as a result of activities under this Agreement with the FDA, or the equivalent application to the equivalent agency in any other country of the Territory, the filing of which is necessary to market and sell a Licensed Product, including all amendments and supplements to any of the foregoing.

1.39.                     Net Sales shall mean shall mean Gross Sales less deductions (not otherwise taken into account) for the (a) transportation charges including insurance, if included in the invoiced price, (b) sales taxes, excise taxes, value added taxes, customs duties and any use or turnover taxes imposed by any governmental authority upon the production, importation, use or sale of Licensed Products, that are required to be paid to the government by the seller and included in the invoiced price, (c) normal and customary trade, quantity and cash discounts (including prompt pay discounts) allowed and taken, (d) allowances or credits to customers on account of actual rejection or return of Licensed Products or on account of discounts, retroactive price reductions, rebates or administrative fees affecting Licensed Products and (e) amounts written off as uncollectible as actually incurred (and specifically identified) as bad debt in accordance with the seller’s normal accounting procedures, consistently applied.

In the event that a Licensed Product is sold as a component of a Bundled Product, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction A/(A+B) where A equals the average selling price of such Licensed Product sold separately in finished form and B equals the aggregate average selling price of the relevant other product(s) included in such Bundled Product sold separately in finished form, in each case in the relevant country in which sales of such Bundled Product were made, during the same Accounting Period and in similar volumes. In the event that no separate sale of such Licensed Product is made during the applicable Accounting Period in similar volumes and in the relevant country in which the sale of such Bundled Product was made and that there are separate sales of the relevant other product(s) included in such Bundled Product in similar volumes and in the relevant country in which the sale of such Bundled Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction (E — B)/E, where E equals the average selling price of the Bundled Product for the country in which sales were made. In the event that no separate sale of either such Licensed Product or the relevant other product(s) is made during the applicable Accounting Period in similar volumes and in the relevant country in which the sale of such Bundled Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction C/(C+D), where C equals the fully absorbed cost of manufacturing such Licensed Product and D equals the fully absorbed cost of manufacturing the relevant other product(s).

1.40.                     Nuvios Joint Technology Rights shall mean all of Nuvios’ right, title and interest in the Joint Patent Rights and the Joint Inventions.

1.41.                     Nuvios Know-How shall mean all Know-How (A) that is obtained by Nuvios as a result of works performed by Nuvios, or by third parties appointed by Nuvios, pursuant to or in connection with the Development Plan and (B) that is necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product. The term “Nuvios Know-How” shall also include (i) all INDs and NDAs filed by Nuvios with respect to Licensed Product and all related data and files in connection with such INDs and NDAs and (ii) all Know-How in connection with Nuvios Inventions. Notwithstanding anything express or implied in the foregoing provisions of this definition, the term “Nuvios Know-How” shall not include any Joint Inventions or any invention or Know-How claimed in the Joint Patent Rights.

1.42.                     Nuvios Patent Rights means all Patent Rights (A) that are obtained by Nuvios as a result of works performed by Nuvios, or by third parties appointed by Nuvios, pursuant to or in connection with the Development Plan and (B) that are necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product. Nuvios Patent Rights include (i) any Patent Rights claiming any improvement, invention or discovery obtained or made by Nuvios with respect to Licensed Compounds and/or Licensed Product and (ii) all Patent Rights claiming Nuvios Inventions. Notwithstanding anything express or implied in the foregoing provisions of this definition, the term “Nuvios Patent Rights” shall not include any or all Joint Patent Rights.

1.43.                     Nuvios Trademark shall have the meaning attributed to it under Section 11.1.

1.44.                     Party shall mean, individually, SCRAS S.A.S. or Nuvios, Inc., and “Parties” shall mean collectively, SCRAS S.A.S. and Nuvios, Inc.

1.45.                     Patent Rights shall mean all rights under any patent or patent application in any country of the world, including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, division, continuation or continuation-in-part thereof.

1.46.                     Phase I Clinical Trial shall mean a human clinical trial normally conducted in healthy volunteers with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety profile.

1.47.                     Phase Ib Clinical Trial shall mean a human clinical trial normally conducted in healthy volunteers but in certain circumstances in patients, with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety profile.

1.48.                     Phase I Initiation shall mean the date when a Licensed Product is first administered to human subjects for a Phase I Clinical Trial in the Territory.

1.49.                     Phase II Clinical Trial shall mean a human clinical trial that is required for Regulatory Approval where a product is tested in a limited number of patients for the purpose of establishing dose ranging and/or first indication of efficacy of product for a therapeutic or prophylactic use.

1.50.                     Phase II Initiation shall mean the date when a Licensed Product is first administered to patient for a Phase II Clinical Trial in the Territory.

1.51.                     Phase III Clinical Trial shall mean a pivotal multi-center human clinical trial in a large number of patients to establish safety or efficacy in the particular claim and indication tested and required to obtain Regulatory Approval.

1.52.                     Phase III Initiation shall mean the date when a Licensed Product is first administered to a patient for a Phase III Clinical Trial in the Territory.

1.53.                     Pre-Clinical Package shall mean a package containing available research and pre-clinical data with respect to Licensed Compound or Licensed Product.

1.54.                     Pre-Clinical Study shall mean those laboratory tests and studies on animals which are conducted to gather evidence justifying a Phase I Clinical Trial.

1.55.                     Regulatory Approval shall mean any and all approvals, licenses, registrations or authorizations (including pricing and reimbursement approvals) whether or not conditional, that are granted by FDA, EMEA or other Health Agency and are necessary for the commercial sale of Licensed Product in a regulatory jurisdiction in the Territory and obtained as a result of activities under this Agreement.

1.56.                     Related Agreement shall mean any agreement entered or to be entered into between the Parties pursuant to, and in accordance with, Section 7.3, 8.4, 9.1, Section 9.3 or Section 10.2.

1.57.                     Research Agreement shall mean the agreement referred to Article 7.3 whereby Ipsen should carry out research work on the Ipsen Formulation Technology with Licensed Compound and/or Licensed Product.

1.58.                     ROW shall mean all countries of the Territory except the United States of America.

1.59.                     Royalty Term shall mean for each Licensed Product and each country of the Territory, the later of (a) expiration of the last to expire Licensed Product Claim in such country with respect to such Licensed Product and (b) ten (10) years from the First Commercial Sale in such country of such Licensed Product. With regards to the calculation of the ten-year period, the EU shall be considered as one country. Notwithstanding anything express or implied in the foregoing provisions of this definition, if, with respect to any Licensed Product in any country of the Territory, on the date that is ten (10) years from the First Commercial Sale in such country of such Licensed Product, there is no Valid Claim of an issued patent within the Ipsen Patent Rights or the Joint Patent Rights that Covers such Licensed Product in such country, then the Royalty Term for such Licensed Product in such country shall automatically expire and terminate on such date.

1.60.                     Teijin means Teijin Pharma Ltd, Iino Building, 1-1, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-8585, Japan, Ipsen’s current third party licensee in Japan licensed under Ipsen Patent Rights and Ipsen Know-How to develop, market, distribute, offer for sale, sell, and/or import, Licensed Product in Japan. In the event that any other person or entity becomes licensed under Ipsen Patent Rights and Ipsen Know-How to research, develop, market, distribute, offer for sale, sell and/or import Licensed Product in Japan or in the event that Ipsen develops, markets, distributes, offer for sale, sells and/or imports Licensed Product in Japan, then, for purposes of this Agreement, the term “Teijin” shall mean such other person or entity, or Ipsen, as the case may be.

1.61.                     Teijin Agreement means that certain agreement between Teijin and Ipsen, as in effect from time to time, pursuant to which, among other things, Ipsen has licensed Teijin under the Ipsen Patent Rights and Ipsen Know-How to research, develop, market, distribute, offer for sale, sell and/or import Licensed Product in Japan.

1.62.                     Term shall have the meaning set forth in Section 15.1.

1.63.                     Territory shall mean all countries of the world, except Japan, and subject to co-marketing and co-promotion rights reserved to Ipsen in France pursuant to this Agreement.

1.64.                     Unlicensed Product shall mean, with respect to any Licensed Product in any given country within the Territory, any product or pharmaceutical composition that (A) consists of or contains the same active pharmaceutical ingredient as such Licensed Product, and (B) is commercially available in such country other than as a result of the licenses granted by Ipsen to Nuvios pursuant to this Agreement.

1.65.                     Valid Claim shall mean a claim in any (a) unexpired and issued Patent Right that has not been dedicated to the public, disclaimed, revoked or held invalid by a final unappealable decision or unappealed decision of a court of competent jurisdiction after the period for filing an appeal has expired or (b) pending patent application which patent application has been on file with the application patent office for no more than fifteen (15) years from the earliest date from which the patent application was filed or claims earliest priority, provided in case the patent application concerned is a Nuvios Patent Right or Ipsen Patent Right, Nuvios or Ipsen (as applicable) has undertaken good faith, consistent and reasonable commercial efforts to advance to issuance of a Patent Right.

ARTICLE 2   GRANT OF RIGHTS

2.1.                            License to Nuvios.

Subject to the terms of this Agreement, Ipsen grants to Nuvios:

•                                          an exclusive (even as to Ipsen ) right and license in all countries of the Territory, under the Ipsen Compound Technology and the Ipsen Joint Technology Rights, to research, develop, register, use, make, have made, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory (it being understood and agreed that, notwithstanding the foregoing exclusive grant to Nuvios, Nuvios hereby authorizes and consents to the exercise by Ipsen of any and all rights under the Ipsen Compound Technology if and to the extent necessary for the sole purpose of Ipsen performing its obligations under Section 9.1 of this Agreement or under the Research Agreement),

•                                          an exclusive (even as to Ipsen and Teijin) right and license under the Ipsen Compound Technology and the Ipsen Joint Technology Rights, to make and have made Licensed Compound and/or Licensed Product in Japan (it being understood that the foregoing exclusive grant to Nuvios shall not limit or diminish the obligations of Nuvios pursuant to Article 9 hereof), and

•                                          an exclusive (even as to Ipsen) license in all countries of the Territory, under Ipsen Formulation Technology, for use thereof only and solely to develop, register, use, make, have made, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory, to the exclusion of any use of the Ipsen Formulation Technology for research purposes. Notwithstanding the foregoing exclusive license rights granted to Nuvios in this paragraph with respect to the Ipsen Formulation Technology, Nuvios shall not exercise any or all of such exclusive license rights with respect to any formulation for Licensed Compound and/or Licensed Product that is different from the current formulation therefore as of the Effective Date unless and until Nuvios and Ipsen enter into the Research Agreement. During the Term, (i) Ipsen shall not, except pursuant to the Research Agreement, use all or any portion of the Ipsen Formulation Technology for research purposes related to, or in connection with, Licensed Compound and/or Licensed Product, and (ii) Ipsen shall not grant to any third party the right to use all or any portion of the Ipsen Formulation Technology for research purposes related to, or in connection with, Licensed Compound and/or Licensed Product. During the Term, (x) Ipsen shall not use all or any portion of the Ipsen Formulation Technology for any purpose or use (including, without limitation, research, development and commercial purpose or use) related to, or in connection with, Parathyroid Hormone (“PTH”), PTH related protein (“PTHrP”) or analogs of PTH or PTHrP, and (y) Ipsen shall not grant to any third party the right to use all or any portion of the Ipsen Formulation Technology for any purpose or use (including, without limitation, research, development and commercial purpose or use) related to, or in connection with, PTH, PTHrP or analogs of PTH or PTHrP.

2.2.                            Rights retained by Ipsen:

For the avoidance of doubt, Ipsen retains all rights to and under the Ipsen Formulation Technology (i) in relation to any compounds, or products containing any compound, other than Licensed Compound, Licensed Product, PTH, PTHrP or analogs of PTH or PTHrP, and (ii) to perform Ipsen’s obligations under the Research Agreement.

In respect of Licensed Compound and Licensed Product in France: Ipsen may elect to co-promote or co-market Licensed Product in France under the conditions set forth in Article 10.2 hereof, in which case Ipsen shall co-promote or co-market, as the case may be, Licensed Product in France pursuant to, and in accordance with, the provisions of Article 10.2.

All rights in and to the Ipsen Compound Technology and Ipsen Formulation Technology not expressly granted to Nuvios under this Agreement are reserved exclusively to Ipsen.

2.3.                            Sublicenses

The rights and licenses granted to Nuvios under Section 2.1 shall include the right to grant sublicenses to a third party under such rights and licenses, in whole or in part, and shall also include the right to grant to any direct or indirect third party sublicensee of such rights and licenses granted to Nuvios under Section 2.1 the right of such direct or indirect third party sublicensee to further sublicense such rights and licenses to Nuvios under Section 2.1 to another third party. If Nuvios grants a sublicense pursuant to this Section 2.3, Nuvios shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the third party sublicensee to the same extent as they apply to Nuvios with respect to, and to the extent, of the rights sublicensed. Nuvios shall assume full responsibility for the performance of all obligations so imposed by Nuvios on such third party sublicensee and will itself account to Ipsen for all payments due under this Agreement by reason of such sublicense.

2.4.                            Contractors

The rights and licenses granted to Nuvios under Section 2.1 shall include the right to grant rights to Contractors under such rights and licenses, in whole or in part, and shall also include the right to grant to any direct or indirect third party Contractors the right of such direct or indirect Contractors to further subcontract such rights to another third party. If Nuvios enter into an agreement with a Contractor pursuant to this Section 2.4, Nuvios shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Contractor to the same extent as they apply to Nuvios with respect to, and to the extent, of the rights granted. Nuvios shall assume full responsibility for the performance of all obligations so imposed by Nuvios on Contractor and will itself account to Ipsen for all payments due under this Agreement by reason of such subcontract.

2.5.                            Licenses to Ipsen

Subject to the terms of this Agreement, Nuvios shall grant to Ipsen an exclusive (even as to Nuvios) royalty free license under Nuvios Inventions, Nuvios Joint Technology Rights, Nuvios Know-How and Nuvios Patent Rights, to research, develop, register, use, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in Japan; provided, however, that (i) such Licensed Compound and/or Licensed Product is Covered by a Valid Claim of Ipsen Patent Rights in the United States, Canada and the European Union and (ii) such Licensed Compound and/or Licensed Product is the same compound or product as Licensed Compound and/or Licensed Product Developed or being Developed by Nuvios pursuant to the Development Plan. Nuvios shall make and implement any such grant of exclusive license rights to Ipsen at such time as Ipsen shall have presented evidence reasonably satisfactory to Nuvios that all inventions, know-how or patent rights owned or controlled by Teijin that are necessary or useful to research, develop, register, use, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory are included within Ipsen Compound Technology. Such evidence may include a written agreement executed by Teijin acknowledging and agreeing that, for purposes of this Agreement, all inventions, know-how or patent rights owned or controlled by Teijin that are necessary or useful to research, develop, register, use, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory are included within Ipsen Compound Technology. Ipsen shall have the right to sublicense to Teijin any or all of the exclusive license rights that Nuvios shall grant to Ipsen in the manner contemplated under this paragraph, and otherwise Ipsen shall not have the right to sublicense, assign or otherwise transfer to any person or entity any or all of such exclusive license rights. Subject to the terms of this Agreement, Nuvios shall grant to Ipsen a non-exclusive license under Nuvios Inventions, Nuvios Know-How and Nuvios Patent Rights, to co-promote or co-market Licensed Compound and/or Licensed Product in France pursuant to, and in accordance with, the provisions of Article 10.2. Nuvios shall make and implement any such grant of non-exclusive license rights to Ipsen in the co-promotion agreement or co-marketing agreement to be entered into by the Parties pursuant to, and in accordance with, the provisions of Article 10.2. Ipsen shall not have the right to sublicense, assign or otherwise transfer to any person or entity any or all of the non-exclusive license rights that Nuvios shall grant to Ipsen in the manner contemplated under this paragraph.

2.6.                            Prohibited Uses and Activities

2.6.1.                                        Ipsen shall not use any Ipsen Compound Technology, Ipsen Formulation Technology or any Ipsen Joint Technology Rights in contravention or violation of the exclusive license rights granted to Nuvios pursuant to Section 2.1. Ipsen shall not grant licenses or otherwise transfer any rights to any person or entity (other than Nuvios) if and to the extent that any such grant or other transfer would violate, contravene, conflict with, or be inconsistent with the exclusive license rights granted to Nuvios pursuant to Section 2.1.

2.6.2.                                        In addition, at any time from and after the Effective Date and for as long as Ipsen receives royalties pursuant to Article 4 of this Agreement with respect to any country of the Territory and there is no Unlicensed Product being sold in such country of the Territory by persons other than Ipsen or any of its Affiliates, (i) none of Ipsen and its Affiliates, shall register, use, make, import, export, market, distribute, offer for sale and sell any Unlicensed Product in such country of the Territory, and (ii) none of Ipsen and its Affiliates shall enter into any agreement with any person or entity (other than Nuvios) pursuant to which such person or entity other than Nuvios shall research, develop, register, use, make, have made, import, export, market, distribute, offer for sale and sell Licensed Compound, Licensed Product and/or Unlicensed Product in such country of the Territory.

ARTICLE 3   MILESTONE PAYMENTS

3.1.                            Subject to the provisions of Sections 3.2 and 3.3 below, Nuvios shall pay to Ipsen the following non-refundable and non-creditable amounts upon the occurrence of the following events:

Events	Amount

Concurrently with the execution of this Agreement	USD	250,000

Within 60 days of the first of (i) completion of the first Phase Ib final study report where the clinical endpoints set forth in the Development Plan are reached or (ii) Phase II Initiation by Nuvios	USD	250,000

Within 60 days of completion of the first Phase II final study report where the clinical endpoints set forth in the Development Plan are reached	USD	580,000

Within 15 days of initiation of the first Phase III study (at the election of Nuvios, up to 50% payable in Nuvios stock provided stock price has been agreed within a 60-day negotiation period)	EUR	1 million

Within 15 days of the submission of the NDA to the FDA, and the acceptance by the FDA of such submission for review	EUR	[*]

Within 15 days of approval of the NDA by the FDA	EUR	[*]

Within 15 days of Regulatory Approval by the EMEA or first Regulatory Approval by any European Union Member State.	EUR	[*]

Within 90 days of end of first calendar year in which Net Sales of Licensed Product in such calendar year are equal to or greater than USD [*]	EUR	[*]

Within 90 days of end first calendar year in which Net Sales of Licensed Product in such calendar year exceed USD [*]	EUR	[*]

Each milestone payment by Nuvios to Ipsen pursuant to the foregoing provisions of this Section 3.1 shall be paid only once, regardless of how many times a particular milestone is achieved and notwithstanding that more than one Licensed Product achieves a given milestone. Without limiting the generality of the foregoing sentence, in no event shall the aggregate amount of milestone payments made by Nuvios to Ipsen pursuant to this Section 3.1 under any circumstances exceed (i) one million (1,000,000) USD and thirty six million (36,000,000) EUR.

3.2.                            Subject to the provisions of Section 3.3 below, should Nuvios sublicense or otherwise grant or transfer, whole or part of this Agreement to a third party sublicensee or Contractor, Nuvios shall make payment to Ipsen of the Share (defined below) of all upfront fees and all milestone payments received by Nuvios from such sublicensees or Contractors in direct or indirect consideration for such grant of rights.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

3.3.                            The Share shall depend on when the agreement referred to in article 3.2 above with such sublicensee or Contractor is executed by Nuvios:

Date of execution of the agreement	Share payable within thirty (30) days following execution of the agreement
Before Phase Ib is completed	[*]	%

After Phase Ib is completed and before first NDA filing	[*]	%

After first NDA filing	[*]	%

provided however that:

3.3.1.                                        in the event that Nuvios grants rights to a sublicensee or Contractor with respect to all countries in the Territory, then the payments that Nuvios is required to make to Ipsen pursuant to Section 3.2 hereof and this Section 3.3 shall be in lieu of remaining Milestone Payments that Nuvios would otherwise be required to pay to Ipsen pursuant to Section 3.1 above, and

3.3.2.                                        in the event that Nuvios grants rights to a sublicensee or Contractor with respect to only some of the countries in the Territory, then all remaining Milestone Payments owed by Nuvios to Ipsen pursuant to Section 3.1 shall be appropriately and equitably reduced to reflect and account for the market size that is accounted for by those countries in the Territory in respect of which Nuvios has granted such rights relative to the market size that is accounted for by all countries in the Territory.

ARTICLE 4   PAYMENTS BASED ON SALES OF LICENSED PRODUCT

4.1.                            Royalties.

(a)                                  In consideration for the rights and license granted under Section 2.1. and regardless of the fact that Ipsen Formulation Technology is, or is not an element of Licensed Product, Nuvios shall, subject to the provisions of Sections 4.2 and 4.3 below, pay royalties to Ipsen based upon Net Sales of any given Licensed Product in any given country in the Territory during the Royalty Term applicable to sales of such Licensed Product in such country, which royalties shall be equal to 5% of such Net Sales. For purposes of clarification, the determination of the amount of royalties due Ipsen pursuant to this Section 4.1(a) shall be made on a Licensed Product-by-Licensed Product basis and on a country-by-country basis. Payment of royalties due to Ipsen pursuant to this Section 4.1(a) shall be made in accordance with the provisions of Article 5 hereof.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

(b)                                 In consideration for the rights and license under Ipsen Know-How granted to Nuvios pursuant to this Agreement, Nuvios shall pay royalties to Ipsen based upon net sales by Nuvios, its Affiliates, sublicensees or other commercialization contractors of any pharmaceutical product (other than Licensed Compound or Licensed Product) that is a Nuvios Invention and that was derived from or based on Ipsen Know-How that is Confidential Information of Ipsen, which royalties shall be equal to [*] percent ([*]%) of such net sales. For the purpose of calculating the royalties due to Ipsen pursuant to this Section 4.1(b), the provisions of Section 4.1(a) (other than the royalty rate specified therein), Section 4.2, Section 4.3 and Article 5 hereof and the definition of Net Sales shall apply “mutatis mutandis”. Nuvios shall have the unilateral right to terminate Ipsen’s rights under this Section 4.1(b), upon written notice to Ipsen with immediate effect, if Ipsen in any country of the world brings an action or proceeding seeking to have a Nuvios Patent Right or Joint Patent Right declared invalid or unenforceable

(c)                                  Notwithstanding the foregoing provisions of Section 4.1(a) and Section 4.1(b) or any other provisions of this Agreement to the contrary, in the event that Ipsen or its Affiliates, has committed a material breach of article 2.1 or article 2.6 as a result of any actions or activities of Ipsen or its Affiliates in a country of the Territory, then all obligations of Nuvios, its Affiliates, sublicensees or Contractors under this Section 4.1 to pay royalties in such country shall terminate effective immediately upon Nuvios giving written notice of termination to Ipsen.

4.2.                            Adjustments related to Unlicensed Products.

Notwithstanding anything express or implied in Section 4.1 to the contrary, if, in a given country of the Territory, (i) there is no Valid Claim of an issued patent within Ipsen Patent Rights or Joint Patent Rights that Covers the composition of matter of a Licensed Product, the methods of use thereof and/or manufacturing or formulation processes thereof in such country, and (ii) either:

(A) aggregate unit sales in such country of Unlicensed Products constitute more than [*]% of the market share on a per unit basis with respect to all unit sales of such Unlicensed Products and such Licensed Product in such country THEN Nuvios, its Affiliates, sublicensees or Contractors shall have the right to calculate royalty payments by including only [*]% of the amount of Net Sales Nuvios, its Affiliates, sublicensees or Contractors would have otherwise included for such country to calculate royalty payments, or constitute more than [*]% of the market share on a per unit basis with respect to all unit sales of such Unlicensed Products and such Licensed Product in such country THEN the obligation of Nuvios, its Affiliates, sublicensees or Contractors to pay royalties to Ipsen pursuant to Section 4.1(a) with respect to sales of such Licensed Product in such country shall terminate and be of no further force or effect.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

OR (B) Unlicensed Products are commercially available in such country and the per unit retail price of such Licensed Product has suffered a decline of more than [*]% from the per unit price at which such Licensed Product was being sold in such country immediately prior to the commercial entry of such Unlicensed Products in such country, THEN Nuvios, its Affiliates, sublicensees or Contractors shall have the right to calculate royalty payments by including only [*]% of the amount of Net Sales Nuvios, its Affiliates, sublicensees or Contractors would have otherwise included for such country to calculate royalty payments, or has suffered a decline of more than [*]% from the per unit price at which such Licensed Product was being sold in such country immediately prior to the commercial entry of such Unlicensed Products in such country, THEN the obligation of Nuvios, its Affiliates, sublicensees or Contractors to pay royalties to Ipsen pursuant to Section 4.1(a) with respect to sales of such Licensed Product in such country shall terminate and be of no further force or effect.

4.3.                            Adjustments Related to third party Payments.

If, in connection with any Licensed Compound or Licensed Product, Nuvios is obligated to remit payments to third parties in relation to intellectual property rights owned by such third parties, including, without limitation, when Nuvios licenses in formulation technology from third party for use with Licensed Compound or Licensed Product and/or as determined pursuant to Article 11.7 of this Agreement, Nuvios shall be permitted to offset against payments due to Ipsen under this Agreement up to fifty percent (50%) of any payments due to such third parties during any calendar year, provided however that this offset does not result in a reduction of more than [*]% of the royalty payments that would otherwise have been due to Ipsen in any calendar year. In case Nuvios has not been able to offset any allowed amount during any relevant calendar year, no resulting payment shall be due from Ipsen to Nuvios as a result of such shortfall, but Nuvios shall be entitled to carry over such shortfall to one or more subsequent calendar years and seek to offset the full amount of such shortfall against payments otherwise due to Ipsen in such subsequent calendar year or calendar years (subject always to the limitation set forth in this Section 4.3 that in no event shall royalty payments that would otherwise have been due to Ipsen during in any calendar year be reduced by more than [*]%).

ARTICLE 5   PAYMENT, REPORTING, AUDITING

5.1.                            Currency and Conversion.

All payments under this Agreement shall be in Euros except the milestone payments indicated in 3.1 to be in US Dollars as well as royalty payments referred to in this Article 5.1 with respect to Net Sales in the USA.

Calculation of Net Sales and royalties by Nuvios:

With respect to the USA: For the purpose of the royalty calculation for the USA, Nuvios shall calculate Net Sales and calculate and pay corresponding royalties in USD.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

With respect to ROW: For the purpose of the royalty calculation for the ROW, Nuvios shall calculate Net Sales and corresponding royalties in Euros. For this purpose, whenever calculations of Net Sales or royalties require conversion from any currency (other than Net Sales achieved in the Euro zone), Nuvios shall convert into EUROS the amount of Gross Sales and Net Sales, using the middle market spots exchange rates (as published in the Wall Street Journal European Edition or if no longer available any other sources mutually-agreed by the Parties) of the last working day of each applicable Accounting Period.

5.2.                            Payments and Reporting.

After the First Commercial Sale of Licensed Product in the Territory, Nuvios shall calculate royalties quarterly at the end of each Accounting Period (i.e., March 31, June 30, September 30 and December 31) and shall pay royalties on Net Sales quarterly within sixty (60) days after the end of each Accounting Period.

With each such payment, Nuvios shall provide in writing to Ipsen for the relevant Accounting Period at least the following information split by United States of America, EU, and any other countries of the Territory:

•                                          Gross Sales (expressed in the currency in which the sale of Licensed Product is made, and for Gross Sales achieved in the ROW, the applicable conversion rates and the resulting amount in Euros);

•                                          Net Sales (expressed in the currency in which the sale of Licensed Product is made, and for Net Sales achieved in the ROW, the applicable conversion rates and the resulting amount in Euros);

•                                          Total royalty payable (expressed in USD for the Net Sales achieved in the USA and in Euros with respect to ROW).

5.3.                            Late payments. Any payment under Articles 3 and 4 that is not timely paid shall bear interest, to the extent permitted by applicable law, at the average one month European Interbank Offered Rate (EURIBOR) as reported by Datastream (or a successor or similar organization) from time to time, calculated on the number of days such a payment is overdue, plus two (2) percentage points.

5.4.                            Taxes

Each Party shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of payments accruing or made to it under this Agreement. Nothing in the foregoing sentence shall be deemed to affect the definition of Manufacturing Cost and/or any right that either Party specifically is provided or granted under this Agreement to charge and collect from the other Party the Manufacturing Cost incurred by such Party in connection with Licensed Product supplied by such Party to the other Party.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to a Party, the other Party (“Withholding Party”) shall promptly pay such tax, levy or charge for and on behalf of the Party to the proper governmental authority, and shall promptly furnish the Party with a signed original certificate of such tax deduction. The Withholding Party shall have the right to deduct any such tax, levy or charge actually paid from payment due by the Party or be promptly reimbursed by the Party if no further payments are due by the Party. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

5.5.                            Blocked Countries. If by reason of law Nuvios is unable to convert to Euros a portion of the amount due by it under this Agreement, then Nuvios shall notify Ipsen in writing and Nuvios shall pay to Ipsen such portion in the currency of any other country designated by Ipsen and legally available to Nuvios.

5.6.                            Accounting.

Nuvios shall maintain and shall cause its Affiliates and Contractors to maintain full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of account shall be kept at their principal place of business. Nuvios shall permit Ipsen, by independent qualified public accountants selected by Ipsen and reasonably acceptable to Nuvios, to examine such books and records at any reasonable time, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to this Agreement. The foregoing right of review may be exercised only once during each twelve (12) month period. Such accountants may be required by Nuvios to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Ipsen any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the parties other than in the case of manifest error. Ipsen shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment of royalty of more than five percent (5%) of the amount due for the applicable Accounting Period, then Nuvios shall promptly reimburse Ipsen for all costs incurred in connection with such examination and review. Nuvios shall promptly pay to Ipsen the amount of any such underpayment revealed by an examination and review together with late payment interest pursuant to Article 5.3.

ARTICLE 6   DEVELOPMENT GOVERNANCE

6.1.                            Joint Steering Committee:

The Parties shall establish a Joint Steering Committee (JSC) which shall act as a consultative body for the purpose of monitoring the design and implementation of the Development Plan and generally as the forum for information sharing with respect to the

Development Plan. The JSC will consist of an equal number of representatives from each Party (one or more). Each Party shall, within forty five (45) days after the Effective Date, select its initial representatives and set a date shortly thereafter (no later than 45 days) for the first meeting of such JSC. Each Party may replace its representatives at any time on prior written notice to the other Party. The Chairperson of the JSC shall be from Nuvios. The Chairperson shall be responsible for providing an agenda for each meeting at least ten (10) business days in advance of such meeting.

The JSC shall be responsible for:

•                                          Monitoring the Development activities carried out by Nuvios under the Development Plan

•                                          co-ordinating the Development Plan and Japanese Development Plan and activities thereunder, including scheduling and prioritization thereof;

•                                          deciding on changes to Development Plan;

6.2.                            Japanese Development Committee: Development works to be undertaken in Japan shall be set forth in the Japanese Development Plan which shall be (i) consistent with the Development Plan, (ii) consistent with the determinations made by the JSC with respect to development activities to be pursued, continued, discontinued or modified in Japan for the purposes of optimizing the global development of Licensed Compound or Licensed Product in both the Territory and Japan or for purposes of reducing the risk of global development of Licensed Compound or Licensed Product in both the Territory and Japan and (iii) determined in collaboration with Teijin within the framework of a committee made of representatives of Ipsen and Teijin (Japanese Development Committee). The chairman of the Japanese Development Committee shall at all times be a member appointed by Ipsen. Ipsen shall represent Nuvios’ interest on the basis of Nuvios’ instructions to Ipsen in the Japanese Development Committee and shall not take without prior approval from Nuvios any decision with regards to the clinical and the regulatory strategy in Japan. Nuvios shall provide Ipsen with detailed written instructions related to the Japanese Development Plan and its performance in a timely manner so as to enable Ipsen to comply with its obligations under this article 6.2.

6.3.                            Meetings of the Joint Steering Committee:

The JSC shall meet at least twice (2) per year, with at least one (1) meeting during each year in person (the location of each meeting in person to alternate between the offices of each Party), for so long as the Development Plan contemplates clinical development of a Licensed Product. The JSC may appoint working sub-groups to communicate frequently and outside formal meetings.

The Party hosting a meeting shall prepare written draft minutes of the meeting in reasonable detail and distribute such draft minutes to all members of the JSC for comment and review within ten (10) business days after the relevant meeting. The JSC members shall have seven

(7) business days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all members of the JSC within twenty four (24) business days of the relevant meeting.

6.4.                            Meetings of the Japanese Development Committee:

The Japanese Development Committee shall first meet no later than sixty days following signature of the first Development Plan. Thereafter the Japanese Development Committee shall meet no less than every four (4) months as decided by the chairman of the Japanese Development Committee. Additional meetings can be convened by Ipsen or Teijin with no less than thirty (30) days prior written notice which shall include the agenda for such extraordinary meeting. The agenda of the meetings shall be prepared by the chairman of the Japanese Development Committee and shall include any matter raised by Ipsen or Teijin for discussion within the Japanese Development Committee.

Meetings of the Japanese Development Committee shall take place alternatively in Teijin’s or Ipsen premises, in person or by video or teleconference. Ipsen shall invite and Nuvios shall be entitled to attend and participate in all meetings of the Japanese Development Committee, but shall have no voting right. Minutes of the meetings shall be prepared and sent to all members of the Japanese Development Committee by the chairman of the Japanese Development Committee. Ipsen shall, without delay, supply Nuvios with a copy thereof for Nuvios’ comments as appropriate.

6.5.                            Decision-making authority:

Decisions of the JSC shall generally be taken by consensus. In the event of a disagreement or a deadlock, Nuvios shall have the right to cast a tie-breaking vote. It is understood and agreed that the exercise by Nuvios of a tie-breaking vote so as to resolve a disagreement or deadlock at the Joint Steering Committee shall in no way result in the elimination or reduction of Nuvios’ obligation to use reasonable commercial efforts to develop and commercialize Licensed Product in those countries within the Territory where it is commercially reasonable to do so in accordance with the applicable provisions of Article 7.

ARTICLE 7   DEVELOPMENT PLAN AND CONDUCT OF DEVELOPMENT ACTIVITIES

7.1.                            Development Plan

The Parties have agreed upon the first Development Plan in the form attached as Appendix C.

7.2.                            Conduct of Development activities

Subject to the provisions set forth below in this Section 7.2, Nuvios shall use reasonable commercial efforts to develop the Licensed Product for registration and commercialization in those countries within the Territory where it is commercially reasonable to do so.

Subject to the provisions set forth below in this Section 7.2, Nuvios shall use reasonable commercial efforts to complete the Development Plan in order to obtain FDA, EMEA and any other Regulatory Approvals for one Licensed Product in those countries within the Territory where it is commercially reasonable to do so. Nuvios shall use reasonable commercial efforts to conduct its tasks and obligations under the Development Plan:

•                                          in accordance with Good Laboratory, Good Clinical and Good Manufacturing Practices, to the extent these are applicable;

•                                          in accordance with all relevant legal requirements and shall be responsible for obtaining all necessary approvals therefore from any Health Agency or applicable competent authority; and,

•                                          keeping or causing to be kept written laboratory notebooks and other records and reports of the results and progress of the works to be performed in sufficient detail for to accomplish its obligations under this Agreement.

Nuvios shall have ultimate responsibility for all aspects of Development of Licensed Product in the Territory, and shall bear all related costs. Nuvios shall have no responsibility for development and costs of Licensed Product in Japan.

The Parties acknowledge that time shall be of the essence in this Agreement and thus that the time deadlines defined in any Development Plan should be complied with and, as a matter of principle, not be postponed. However, the Parties agree that the time deadlines defined in any Development Plan may be reasonably modified by the JSC.

Notwithstanding the provisions of the immediately preceding paragraph or the other provisions of this Agreement (including, without limitation, this Article 7) to the contrary, Nuvios reserves the right to cause the JSC at any time to change or modify the Development Plan or any of the preclinical studies or clinical trials described in the Development Plan (and the time deadlines defined in the Development Plan), or to abandon any portion of the Development Plan or discontinue any such preclinical studies or clinical trials, in response to (i) regulatory requirements, (ii) scientific constraints, (iii) significant increases in the anticipated costs of Development, (iv) any significant adverse event or condition relating to the safety or efficacy of a Licensed Product, (v) significant changes in the anticipated costs of manufacturing, (vi) significant adverse changes in market conditions or in market potential of a drug candidate, or (viii) any reasonable determination made by Nuvios in good faith that such change, modification, abandonment or discontinuation is designed ultimately to improve the probability of obtaining Regulatory Approval of Licensed Product in the Territory.

Nuvios shall communicate to Ipsen in a timely manner all Nuvios Know How, and Ipsen shall be authorized to communicate to Teijin all of such Nuvios Know How, free of charge,

provided that Ipsen takes appropriate steps (including, without limitation, entering into appropriate confidentiality agreements) to ensure that all of such Nuvios Know How disclosed by Ipsen to Teijin is only considered, evaluated and (to the extent permitted pursuant to Section 2.5 hereof) used by Teijin for purposes related only and exclusively to the development and further commercialization of License Product in Japan. At the request of Nuvios, Ipsen shall cause Teijin to enter into a confidentiality agreement with Nuvios in form and substance reasonably satisfactory to Nuvios and Teijin. Nuvios’ agreement and obligations under this paragraph are subject to compliance by Ipsen with all of its agreements and obligations set forth in the next paragraph.

Ipsen shall communicate, or shall cause Teijin to communicate to Ipsen or Nuvios, free of charge and in a timely manner all Know-How, intellectual property rights and data resulting from the performance of the Japanese Development Plan provided that all of such Know-How, intellectual property rights and data disclosed by Ipsen to Nuvios is only considered, evaluated and used by Nuvios for purposes related only and exclusively to the development and commercialization of Licensed Product in the Territory. At the request of Teijin, Nuvios shall enter into confidentiality with Teijin in form and substance reasonably satisfactory to Nuvios and Teijin. Ipsen’s agreement and obligations under this paragraph are subject to compliance by Nuvios with all of its agreements and obligations set forth in the immediately preceding paragraph.

Ipsen shall ensure that the Japanese Development Plan is consistent in all material respects with the Development Plan, and Ipsen shall cause Teijin and the Japanese Development Committee to make such changes to the Japanese Development Plan to ensure that it is consistent in all material respects to the Development Plan. In addition, in the event that the Development Committee determines that changing or modifying the Japanese Development Plan or any of the preclinical studies or clinical trials described in the Japanese Development Plan (or the time deadlines defined in the Japanese Development Plan), or the abandonment of any portion of the Japanese Development Plan or discontinuation of any preclinical studies or clinical trials described in the Japanese Development Plan, is in the best interests of the global development and commercialization of Licensed Product in both the Territory and Japan, then Ipsen shall use reasonable commercial efforts (including, without limitation, enforcing Ipsen’s rights under the Teijin Agreement) to cause Teijin and the Japanese Development Committee to make and/or implement such changes, modifications, abandonment or discontinuation.

It is understood that Teijin shall have responsibility for day to day operations under the Japanese Development Plan.

7.3.                            Research programme on Ipsen Formulation Technology

In the event Nuvios intends to develop a formulation of the Licensed Product with the Ipsen Formulation Technology, Nuvios and Ipsen shall agree and enter into a separate research agreement containing a research work program and budget under which Ipsen shall use reasonable commercial efforts to carry out research activities to provide Nuvios with a Licensed Product formulated with Ipsen Formulation Technology. All research activities carried out by Ipsen pursuant to this Section 7.3 will be charged by Ipsen to Nuvios at the following rates:

•                                          Internal costs: USD [*] per FTE

•                                          External costs: at cost.

Any such costs shall be invoiced by Ipsen to Nuvios quarterly in advance (with respect to internal costs) and shall be payable within thirty (30) days of the date of each invoice which shall also set forth those third party invoices received during the preceding quarter. Invoice shall include the addition of value added tax or any similar tax which may be applicable. In no event shall Ipsen invoice Nuvios, and Nuvios be required to pay, for amounts in excess of the amounts set forth in the budget agreed upon by the Parties, unless otherwise agreed between the Parties.

Ipsen provides no guarantee of success that its research activities under such research agreement will be successful and will result in a Licensed Compound formulated with Ipsen Formulation Technology that is eligible for further development activities.

The Parties acknowledge that time shall be of the essence in this Agreement and thus that the time deadlines defined in any research work program agreed by both Parties pursuant to this Section 7.3 should be complied with and, as a matter of principle, not be postponed. However, the Parties agree that the time deadlines defined in any such research work program may be reasonably modified by the Parties.

Ipsen may not transfer, delegate or assign any of its obligations under this Section 7.3 to any person or entity without the prior written consent of Nuvios, which shall not be unreasonably withheld or delayed.

ARTICLE 8   DEVELOPMENT — REGULATORY AND SAFETY

8.1.                            Transfer of Ipsen Know-How and Documentation to Nuvios. The Parties agree that, promptly following the Effective Date, at the reasonable request from Nuvios, Ipsen shall transfer:

•                                          Any historical Serious Adverse Events reports - Research and development reports

•                                          Any copies of any correspondence in its possession or under its control with any regulatory agencies related to Licensed Compound

•                                          Copies of all documents in its possession or under its control relating to any Ipsen Know-How pertaining to the research, Development or manufacture of Licensed Compound or Licensed Product

•                                          Copies of all patents and patent applications included within Ipsen Patent Rights pertaining to Licensed Compound or Licensed Product

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Upon the reasonable request from Nuvios made at any time or from time to time during the Term, Ipsen shall transfer to Nuvios all of the items listed above to the extent that such items have not previously been transferred to Nuvios.

In addition, from time to time during the Term, at the reasonable request of Nuvios, Ipsen agrees to make available to Nuvios those of Ipsen’s employees and consultants that have knowledge and expertise in connection with researching, developing, manufacturing, obtaining regulatory approval for, or creating and prosecuting intellectual property with respect to, any of the Licensed Compounds or Licensed Products for purposes of facilitating the transfer of all Ipsen Know-How to Nuvios in connection with any such Licensed Compound or Licensed Product. The performance by Ipsen of its obligations under this paragraph shall be at no cost to Nuvios.

8.2.                            Responsibility for Regulatory Affairs. Nuvios shall be responsible for all regulatory affairs in the Territory related to Licensed Compound and Licensed Product, including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to manufacture, or have manufactured, Licensed Compound or Licensed Product. Nuvios shall file all such applications in its own name, or that of its Affiliate. Nuvios shall provide Ipsen with copies of all correspondence and final filings (including, without limitation, IND filings and NDA Filings) related to Licensed Product with regulatory authorities for Ipsen and/or Teijin’, provided that Ipsen has complied with all of its obligations in the next sentence. Ipsen shall provide, or cause Teijin to provide, Nuvios with copies of all correspondence and final filings (including, without limitation, IND filings and NDA Filings) made by Teijin related to Licensed Product with regulatory authorities in Japan.

8.3.                            Ownership of Regulatory Approvals: Nuvios shall own all Regulatory Approval files and Regulatory Approvals in the Territory, provided that with respect to France, if Ipsen has elected to co-market the Licensed Product in France pursuant to, and in accordance with, the provisions of Section 10.2, Nuvios shall apply for two NDAs to allow co-marketing in France. One NDA shall be in the name of Nuvios and the other NDA shall be in the name of Ipsen.

8.4.                            Drug Safety Database and pharmaco-vigilance responsibility. Nuvios shall be the holder of the reference global safety database. With respect to Japan and France, as the case may be, the Parties further agree that Nuvios will execute with Ipsen or Teijin (as Ipsen shall indicate) and when deemed appropriate by the Parties before Nuvios initiates any clinical trial, a separate pharmaco-vigilance agreement (the “Pharmacoviligance Agreement”) in form and substance reasonably satisfactory to Nuvios and the other party or parties thereto that will include the mutually agreed process to be used for the exchange of pharmaco-vigilance data. The Pharmacovigilance Agreement shall include the following: Upon identification of any potential safety issue, Nuvios’ Drug Safety group will contact all Parties’ members of the joint Drug Safety Committee (as defined in the Pharmacovigilance Agreement) if an urgent need requires such a committee to meet. The joint Drug Safety Committee will at its meeting agree on appropriate measures to deal with the relevant safety issue and all Parties shall fully implement such measures. The joint Drug Safety Committee shall operate by consensus with the exception that, if there is disagreement or deadlock at the joint Drug Safety Committee, Nuvios shall have the final say as holder of the main regulatory responsibilities to the extent permitted by applicable laws and regulations. Ipsen shall cause Teijin to comply with the provisions of this Section 8.4.

ARTICLE 9   MANUFACTURE AND SUPPLY

9.1.                            Clinical Supply for the Phase I and Phase II Clinical Trials. Except as otherwise agreed by the JSC, Ipsen shall make and supply, or cause to be made and supplied, all necessary clinical supply of the injection formulation of the Licensed Compound and/or Licensed Product (described in Appendix D hereto) that is available to Ipsen on the Effective Date for use by Nuvios for the performance of Phase I and first Phase II Clinical Trials under the Development Plan. Clinical supply of Licensed Compound or Licensed Product to Nuvios under this Section 9.1 shall be provided at Ipsen’s Manufacturing Cost. The Parties shall enter into a clinical supply agreement and a technical agreement with respect to such clinical supplies by Ipsen to Nuvios. Such supply agreement and technical agreement are appended hereto in Appendix D. Ipsen shall not be obligated to manufacture clinical supply of Licensed Compound and/or Licensed Product for any Phase III clinical study or for commercial supply.

9.2.                            Transition.

At the request of Nuvios, Ipsen shall provide to Nuvios a manufacturing transfer package no later than sixty (60) days from the date of request by Nuvios, and Ipsen shall use reasonable commercial efforts to transfer to Nuvios all Ipsen Know-How and methods pertaining to the manufacture of Licensed Compound and/or Licensed Product and Nuvios shall use commercial reasonable efforts to understand and implement such Ipsen Know How and methods pertaining to the manufacture of Licensed Compound and/or Licensed Product. The timing and the steps to be followed by the Parties in connection with any such transfer shall be set out in more detail in the clinical supply and technical agreement contemplated under Section 9.1 above. Nuvios shall request that Ipsen proceed to the transfer contemplated by this Section 9.2 in a timely manner so that the timing set forth in the clinical supply and technical agreement contemplated under Section 9.1 above is complied with. Prior to the commencement of a Phase III Clinical Trial with respect to Licensed Compound or Licensed Product by Nuvios, Nuvios shall use reasonable commercial efforts to review and implement and scale-up the manufacturing processes in a timely manner so as to be capable of supplying adequate quantities of conforming Licensed Compound and Licensed Product for a Phase III Clinical Trial in compliance with the targeted timelines of the Development Plan and the Japanese Development Plan. Clinical supply of Licensed Product to Ipsen for onward supply to Teijin under this Article 9.2 shall be provided at Nuvios’ Manufacturing Cost for such clinical supply at the time of the manufacture thereof. At such time as Nuvios shall have successfully implemented and scaled-up the manufacturing processes so as to be capable of supplying adequate quantities of conforming Licensed Compound and Licensed Product for such Phase III Clinical Trial, Ipsen shall cease all manufacturing activities with respect to Licensed Compound and Licensed Product.

9.3.                            Commercial Supply.

Nuvios shall be solely and exclusively responsible for the manufacture, in accordance with good manufacturing practice, and supply of commercial quantities of Licensed Product in the Territory (including France) and Japan after receipt of Regulatory Approval therefore in the applicable jurisdiction or jurisdictions.

With respect to Japan: Nuvios shall supply commercial quantities of finished and fully labeled Licensed Product (and shall provide any clinical supplies that may be required after obtaining Regulatory Approval) to Ipsen for Teijin in Japan at a supply price equal to 10% of net sales in Japan. Should the manufacturing costs be anticipated to exceed 10% of net sales in Japan, as evidenced by Nuvios, then the Parties shall discuss in good faith to define a new supply price which shall be no less than a supply price equal to such manufacturing costs plus a reasonable markup (not to exceed [*] percent of such manufacturing costs).

With respect to France if Ipsen has elected to co-market Licensed Product in France: Nuvios shall supply commercial quantities of finished and fully labeled Licensed Product (and shall provide any clinical supplies that may be required after obtaining Regulatory Approval) to Ipsen for France at a supply price equal to (i) for commercial supplies, Nuvios’ Manufacturing Cost plus a [*] percent ([*] %) margin, and (ii) for clinical supplies, Nuvious Manufacturing Cost.

The Parties, with respect to the supply of Licensed Product for France and for Japan contemplated pursuant to this Section 9.3, shall agree on the terms of a commercial supply agreement and a technical agreement no later than the date of first NDA filing for Licensed Product in the corresponding country. It shall be a condition precedent to Nuvios’ supply obligations under this Section 9.3 that the Parties shall have agreed upon the terms of, and executed and delivered to each other, such supply agreement and such technical agreement. Without limiting the foregoing provisions of this paragraph, such agreements should provide standard provisions commonly used in the industry, including:

•                                          that Ipsen or Teijin shall provide binding forecasts of the clinical and commercial quantities of Licensed Product required for Japan,

•                                          that Nuvios or its contractor shall manufacture in accordance with good manufacturing practice and supply Licensed Product compliant to specifications,

•                                          that disruption of supply shall be remedied by equitable sharing of available stock,

•                                          that Ipsen or Teijin shall bear the costs (including, without limitation, capital costs) associated with establishing any special manufacturing process or changing any established manufacturing process, in either case that may be required in Japan for the manufacture of Licensed Product but is not required in the Territory,

•                                          audit of the manufacturing facility and the manufacturing process implemented in the manufacture of Licensed Compound and Licensed Product so as to ensure that Nuvios or its contractor manufactures in accordance with good manufacturing

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

practice and the Regulatory Approvals, including the Japanese Regulatory Approvals;

•                                          audit of Nuvios’ or its contractor’s Manufacturing Cost and that upon request from Ipsen, Nuvios will provide to Ipsen a certificate from the Nuvios auditors confirming the determination of Manufacturing Cost in accordance with IAS as consistently applied by Nuvios or its contractor in determining the cost of goods.

ARTICLE 10   COMMERCIALIZATION

10.1.                     Nuvios, at its own expense, shall have sole responsibility and decision-making authority for the marketing, promotion, sale and distribution of Licensed Product in the Territory under Nuvios’s Regulatory Approvals. Subject to obtaining any required Regulatory Approvals and subject also to the provisions set forth below in Section 10.4, Nuvios shall use reasonable commercial efforts to market, promote, sell and distribute the Licensed Product in those countries within the Territory where it is commercially reasonable to do so.

10.2.                     Ipsen may, at any time during the term of this Agreement, elect to co-market or co-promote a Licensed Product in France, free of charge, provided that (i) at the time of such election Nuvios has either elected to file for Regulatory Approval to sell such Licensed Product in France or is selling such Licensed Product in France, (ii) at the time of such election such Licensed Product is Covered by a Valid Claim of Ipsen Patent Rights in France and (iii) at the time of such election Ipsen is not in material breach of this Agreement or any of the Related Agreements. In the event that Ipsen makes any such election, the Parties shall, within thirty days following the notification of such election to Nuvios, enter into either a co-promotion agreement or co-marketing agreement containing standard provisions as usual in the pharmaceutical industry and the following particular conditions:

10.2.1.                                  Nuvios will be responsible for ensuring that the requisite Regulatory Approvals are submitted and, if necessary, varied or transferred and shall use reasonable commercial efforts to obtain the same in order to permit such co-marketing or co-promotion in France.

10.2.2.                                  Co-promotion particular provisions:

•                                          All revenues from sales of Licensed Product in France will be booked by Nuvios.

•                                          Nuvios shall have final say as to the identity of the accounts to be called on by the respective sales forces of Nuvios and Ipsen, as to the number, frequency and priority of sales calls, and as to the allocation of sales call responsibilities among the respective sales forces of Nuvios and Ipsen.

•                                          Ipsen shall elect the percentage (not to exceed [*]%) of the revenues from sales of Licensed Product in France to which Ipsen shall be entitled, Ipsen shall be allocated such percentage of such revenues, and Ipsen shall be allocated that same

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

percentage of the aggregate amount (the “Co-Promotion Expenses Amount”) of those costs and expenses incurred by both Nuvios and Ipsen in connection with such co-promotion efforts that would be customarily shared costs and expenses in a typical drug co-promotion arrangement in the pharmaceutical industry.

•                                          The Parties shall make payments to each other on a quarterly basis to the extent necessary so that each Party is allocated its proper percentage of the revenues from sales of Licensed Product in France during the applicable calendar quarter and its proper percentage of the Co-promotion Expenses Amount during the applicable calendar quarter.

•                                          Ipsen will pay Nuvios on a quarterly basis a [*]% royalty on Ipsen’s allocable portion of the net revenues from sales of Licensed Product in France during the applicable calendar quarter.

10.2.3.                                  Co-marketing provisions:

•                                          Each of Nuvios and Ipsen will be a Regulatory Approval holder, unless dual Regulatory Approval holders are not permitted under the applicable law, in which case Nuvios shall be the Regulatory Approval holder. Nuvios shall have responsibility for all pricing/ reimbursement approvals. Each Party will market and distribute Licensed Product in France under such Party’s own brand. For purposes of this Section 10.2.3, Licensed Product co-marketed by Ipsen in France shall be referred to as “Ipsen Licensed Product”.

•                                          Ipsen will purchase finished Ipsen Licensed Product from Nuvios at Nuvios Manufacturing Cost plus a [*]% markup. Ipsen Licensed Product shall be packaged and labeled in such manner so as to clearly distinguish Ipsen Licensed Product from Licensed Product commercialized by Nuvios in France or elsewhere in the Territory.

•                                          Ipsen will pay Nuvios on a quarterly basis a [*]% royalty on Ipsen’s net sales from the sale of Ipsen Licensed Product in France during the applicable calendar quarter, and Nuvios will pay Ipsen on a quarterly basis a [*]% royalty on Net Sales from the sale of Licensed Product in France by Nuvios, its Affiliates or Contractors during the applicable calendar quarter.

•                                          In the event that either Party becomes aware that units of Ipsen Licensed Product sold or intended for sale in France by Ipsen are being exported from France and imported into and sold in another country in the Territory, such Party shall provide written notice to the other Party and Ipsen shall have a period of ninety (90) days to remedy the situation. If, within such ninety (90) day period, Ipsen is unable to cause the export of Licensed Product from France and sale in any other country or countries to stop, then Nuvios may require that an independent qualified public

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

accountant selected by Nuvios and reasonably acceptable to Ipsen examine, at the expense of Nuvios, the books and accounts of Ipsen with respect to the sales of Ipsen Licensed Product with a view to determine whether a material quantity of such Ipsen Licensed Product have been exported from France. If and when it is determined that a material quantity of such Ipsen Licensed Product have been exported from France, the cost of such examination incurred by Nuvios shall be reimbursed by Ipsen and Ipsen shall be required to make payment to Nuvios of an amount equal to [*] percent ([*]%) of the net sales of Ipsen in France with respect to any units of Ipsen Licensed Product that have been determined to have been exported from France.

10.2.4.                                  Assignment and sub license:

Ipsen’s rights under this Section 10.2 may not be assigned, sublicensed or transferred to any person or entity.

10.2.5.                                  Condition Precedent:

The respective rights and obligations of the Parties under this Section 10.2 are subject to the condition precedent that the Parties shall have mutually agreed upon, and executed and delivered to each other, a co-promotion agreement or co-marketing agreement, as the case may be, with respect to sales and commercialization of Licensed Product in France that incorporates the provisions of this Section 10.2.

10.3.                     In the event that either Party becomes aware that units of Licensed Product sold or intended for sale in Japan by Teijin, its Affiliates or sublicensees are being exported from Japan and imported into and sold in any country or countries in the Territory, such Party shall provide written notice to the other Party and Teijin and, thereafter, Ipsen or Teijin shall have a period of ninety (90) days to remedy the situation. If, within such ninety (90) day period, neither Ipsen nor Teijin is able to cause the export of Licensed Product from Japan and sale in any other country or countries to stop, then Nuvios may require that an independent qualified public accountant selected by Nuvios and reasonably acceptable to Teijin examine, at the expense of Nuvios, the books and accounts of Teijin with respect to the sales of Licensed Product with a view to determine whether a material quantity of such Licensed Product has been exported from Japan. If and when it is determined that a material quantity of such Licensed Product has been exported from Japan, the cost of such examination incurred by Nuvios shall be reimbursed by Ipsen or Teijin and Ipsen shall be required to make payment, or to cause Teijin to make payment, to Nuvios of an amount equal to [*] percent ([*]%) of the net sales of Teijin in Japan with respect to any units of Licensed Product that have been determined to have been exported from Japan.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

ARTICLE 11   INTELLECTUAL PROPERTY

11.1.                     Trademarks

Nuvios shall identify and select one or more trademarks to be used to register, distribute and promote Licensed Product in the Territory (collectively, “Nuvios Trademarks” and each individually a “Nuvios Trademark”). Unless otherwise agreed between the Parties, Ipsen shall not avail itself of any license on any Nuvios Trademark, shall not register or use any Nuvios Trademark and shall not license, register or use any other trademark or trade name which is the same as, or confusingly similar to, any Nuvios Trademark in any country, except Japan where Ipsen or Teijin may use the Nuvios Trademark and in such event, Nuvios shall grant appropriate license free of charge to Ipsen or Teijin for use of such Nuvios Trademark in Japan (except to the extent provided in the next sentence). Nuvios shall own and, at its cost, shall be responsible for procurement, registration, maintenance and enforcement of all Nuvios Trademarks used or registered in connection with any Licensed Product, except that Ipsen or Teijin shall pay for all of the costs and expenses of Nuvios in connection with procuring, registering, maintaining and enforcing Nuvios Trademarks in Japan.

Ipsen shall identify and select one or more trademarks to be used to register, distribute and promote such Licensed Product under Ipsen Regulatory Approvals in France (collectively, “Ipsen Trademarks” and each individually an “Ipsen Trademark”), provided that, in identifying, selecting, registering and/or using any such Ipsen Trademark, Ipsen complies with all of the provisions of the first paragraph of this Section 11.1 that are applicable to Ipsen. Unless otherwise agreed between the Parties, Nuvios shall not avail itself of any license on any Ipsen Trademark, shall not register or use any Ipsen Trademark and shall not license, register or use any other trademark or trade name which is the same as, or confusingly similar to, any Ipsen Trademark in France. Ipsen shall own and, at its cost, shall be responsible for procurement, maintenance and enforcement of all Ipsen Trademarks used or registered in connection with any Licensed Product.

11.2.                     Infringements of Trademarks

Nuvios and Ipsen shall give prompt written notice to the other Party of any suspected or actual infringement by any person of Nuvios’ rights in the Nuvios Trademarks, or any potential or actual infringement of any person’s rights which might result from use of any Nuvios Trademark, that comes to the attention of the Parties during the term of this Agreement. Nuvios shall have the right but not the obligation to initiate proceedings against, or defend claims made by, any person in connection with any Nuvios Trademark. The commencement, strategies, termination, settlement or defense of any action relating to the validity or infringement of Nuvios Trademarks shall be decided by Nuvios. Any such proceedings shall be at the expense of Nuvios. Any damages or costs recovered by Nuvios as a result of any such proceedings or claims, shall be for the sole benefit and account of Nuvios.

Nuvios and Ipsen shall give prompt written notice to the other Party of any suspected or actual infringement by any person of Ipsen’s rights in the Ipsen Trademarks, or any potential or actual infringement of any person’s rights which might result from use of any Ipsen Trademark, that comes to the attention of the Parties during the term of this Agreement. Ipsen shall have the right but not the obligation to initiate proceedings against, or defend claims made by, any person in connection with any Ipsen Trademark. The commencement, strategies, termination, settlement or defense of any action relating to the validity or infringement of Ipsen Trademarks shall be decided by Ipsen. Any such proceedings shall be at the expense of Ipsen. Any damages or costs recovered by Ipsen as a result of any such proceedings or claims, shall be for the sole benefit and account of Ipsen.

11.3.                     Patent Right and Know-How Ownership

11.3.1.                                  Ipsen shall own all Ipsen Inventions, Nuvios shall own all Nuvios Inventions, and Ipsen and Nuvios shall jointly own all Joint Inventions. Each Party promptly will notify the other Party in writing of (i) any Inventions that the notifying Party believes is a Joint Invention and (ii) any Inventions for which the notifying Party intends to file a patent application. Each Party shall require all of its employees and contractors to assign all Inventions made by them to such Party.

11.3.2.                                  As between Ipsen and Nuvios, any and all Ipsen Know-How, Ipsen Patent Rights and Ipsen Formulation Technology are and shall remain vested in and owned by Ipsen, subject only to the exclusive licenses granted by Ipsen to Nuvios pursuant to Section 2.1.

11.3.3.                                  As between Ipsen and Nuvios, any and all Nuvios Know-How and Nuvios Patent Rights are and shall remain vested in and owned by Nuvios.

11.3.4.                                  Any and all Joint Inventions and Joint Patent Rights shall be owned by the Parties in equal undivided shares. Except to the extent otherwise provided elsewhere in this Agreement to the contrary (including, without limitation, the provisions of Section 2.1 pursuant to which Ipsen granted to Nuvios an exclusive license to all of Ipsen’s right, title and interest in and to all of the Joint Inventions and Joint Patent Rights for certain uses specified therein), each Party shall be free to use its undivided share of any and all Joint Inventions or any and all Joint Patent Rights without having to obtain the agreement or consent of the other Party, without having to provide notice of such use to the other Party and without having to make any accounting to the other Party for such use or any revenues or profits derived from such use. In addition, except to the extent otherwise provided elsewhere in this Agreement to the contrary, each Party shall be free to sell, assign, license and otherwise transfer or dispose of all or any portion of such Party’s undivided share in any and all Joint Inventions or any and all Joint Patent Rights without having to obtain the agreement or consent of the other Party, without having to provide notice of such sale, assignment, license or other transfer or disposition to the other Party and without having to make any accounting to the other Party for such sale, assignment, license or other transfer or disposition or any revenues or profits derived from such sale, assignment, license or other transfer or disposition; provided, however, that (x) any buyer, assignee, licensee or other transferee of all or any portion of the Joint Inventions and Joint Patent Rights shall take all or the portion of the Joint Inventions and/or Joint Patent Rights so transferred subject to all of the agreements and obligations under this Agreement of the transferring Party (including, without limitation, the exclusive licenses granted by Ipsen to Nuvios pursuant to Section 2.1 hereof with respect to certain uses of Ipsen’s right, title and interest to the Joint Inventions and Joint Patent Rights), (y) such buyer, assignee, licensee or other transferee shall, as a condition precedent to the effectiveness of any such sale, assignment, license or other transfer or disposition, execute an instrument in writing agreeing to assume all of the agreements and obligations under this Agreement of the transferring Party to the extent applicable to the Joint Inventions or Joint Patent Rights, or the portion thereof, transferred to such buyer, assignee, licensee or other transferee, and (z) any such sale, assignment, license or other transfer or disposition shall not operate to release the transferring Party from any of its agreements or obligations under this Agreement.

Nuvios may use during the Term any and all Joint Inventions and Joint Patent Rights for the purposes contemplated in this Agreement.

11.4.                     Filing — Prosecution and Maintenance of Ipsen Patent Rights and Nuvios Patent Rights

Ipsen shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of the Ipsen Patent Rights in the Territory, including the conduct and defense of any claims or proceedings relating to the Ipsen Patent Rights in the Territory (including but not limited to any interference, reissue or re-examination or opposition proceedings); provided, however, that Ipsen shall (i) provide Nuvios with all material documentation and correspondence from, sent to or filed with patent offices in the Territory regarding the Ipsen Patent Rights, (ii) provide Nuvios with a reasonable opportunity to review and comment upon all filings with such patent offices in advance of submissions to such patent offices, and (iii) shall consider, in good faith, incorporating any reasonable comments provided by Nuvios with respect to any such filings. Without limiting the generality of the foregoing provisions of this Section 11.4, Ipsen shall at its own cost and expense file, prosecute and maintain Ipsen Patent Rights in any country in the Territory as reasonably requested by Nuvios acting in a reasonable commercial manner with regards the market potential of such country, including the conduct and defense of any claims or proceedings relating to the Ipsen Patent Rights in such country (including but not limited to any interference, reissue or re-examination or opposition proceedings). If Ipsen determines in its sole discretion to abandon or not to file, prosecute or maintain any claim, patent or patent application within the Ipsen Patent Rights in any country in the Territory, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application (including but not limited to any interference, reissue or re-examination or opposition proceedings), then Ipsen shall provide Nuvios with thirty (30) days prior written notice of such determination, and shall provide Nuvios with the opportunity to file, prosecute and maintain such claim, patent or patent application in such country in the name of Nuvios (or an Affiliate of Nuvios) as assignee, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application in such country (including but not limited to any interference, reissue or re-examination or opposition proceedings), and Ipsen shall assign to Nuvios its entire right in such claim, patent or patent application in such country, and thereafter Nuvios shall be responsible for all costs and expenses in connection with the filing, prosecution or maintenance of any such claim, patent or patent application assigned by Ipsen to Nuvios pursuant to this Section 11.4(a). Ipsen shall also pay for all costs and expenses in connection with any assignment by Ipsen to Nuvios of any claim, patent or patent application pursuant to this Section 11.4(a). Nuvios shall upon first request from Ipsen deliver to Ipsen the original of any Regulatory Approval for the purpose of applying for any supplementary protection certificates of any Ipsen Patent Rights.

11.4.1.                                  Nuvios shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of the Nuvios Patent Rights, including the conduct and defense of any claims or proceedings relating to the Nuvios Patent Rights in the Territory (including but not limited to any interference, reissue or re-examination or opposition proceedings).

11.4.2.                                  Each Party will take account of the other Party’s interest in the performance of its obligations under this Section 11.4. Each Party shall provide to the other all assistance reasonably requested by the other Party on all such matters (at the expense of such other Party), including agreeing to and taking all steps and executing all documents necessary to be joined as claimant or defendant in any proceedings in any country.

11.5.                     Filing — Prosecution and Maintenance of Joint Patent Rights. Unless the Parties otherwise mutually agree in writing, Nuvios shall have the first right to file, prosecute and maintain the Joint Patent Rights in any and all countries of the world, including the conduct and defense of any claims or proceedings relating to the Joint Patent Rights in any and all countries of the world (including but not limited to any interference, reissue or re-examination or opposition proceedings), provided however, in the event that Nuvios determines in its sole discretion to abandon or not to file, prosecute or maintain any claim, patent or patent application within the Joint Patent Rights in any country of the world, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application (including but not limited to any interference, reissue or re-examination or opposition proceedings), then Nuvios shall provide Ipsen with thirty (30) days prior written notice of such determination, and Ipsen shall have such right and upon exercise of such right, Ipsen shall have the right to file, prosecute and maintain such claim, patent or patent application in such country, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application in such country (including but not limited to any interference, reissue or re-examination or opposition proceedings). In each case under this Section 11.5, the filing Party (A) shall give the non-filing Party a reasonable opportunity to review the text of the application or submission before filing, (B) shall consult with the non-filing Party with respect thereto, (C) shall, prior to filing any application or submission, incorporate any reasonable comments that the non-filing Party shall make on a timely basis to such application or submission and (D) shall supply the non-filing Party with a copy of the application or submission as filed, together with notice of its filing date and serial number and all substantive prosecution. Each Party shall keep the other advised of the status of the actual and prospective patent filings described above in this Section 11.5 and, upon the request of the other, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Nuvios shall promptly give notice to Ipsen of the grant, lapse, revocation, surrender, invalidation or abandonment in the Territory or outside the Territory of any Joint Patent Rights being prosecuted by Nuvios. Ipsen shall promptly give notice to

Nuvios of the grant, lapse, revocation, surrender, invalidation or abandonment in the Territory or outside the Territory of any Joint Patent Rights being prosecuted by Ipsen. With respect to all filings under this Section 11.5, the filing Party shall be responsible for payment of all costs and expenses related to such filings (including, without limitation, fees and disbursements of outside legal counsel in connection with such filings), subject to prompt reimbursement from the non-filing Party for fifty percent (50%) of all of such costs and expenses. Either Party may disclaim its interest in any particular patent or patent application included in the Joint Patent Rights, in which case (X) the disclaiming Party shall assign its ownership interest in such patent or patent application to the other Party for no additional consideration, (Y) the Party which is then the sole owner shall be solely responsible for all future costs of such patent or patent application and (Z) the disclaiming Party shall hold no further rights thereunder.

11.6.                     Infringement

Each Party shall give prompt written notice to the other of any suspected or actual Infringement by a third party of all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Nuvios Patent Rights, Nuvios Know-How, Nuvios Inventions, Joint Inventions or Joint Patent Rights (the Infringed Rights) that comes to the attention of that Party during the Royalty Term with respect to any and all countries in the Territory. Nuvios shall have the first right but not the obligation to initiate and pursue proceedings against such third party in connection with any such suspected or actual Infringement of all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ and Nuvios shall have the sole right but not the obligation to initiate and pursue proceedings against such third party in connection with any such suspected or actual Infringement of all or any portion of Nuvios Patent Rights, Nuvios Know-How or Nuvios Inventions. The commencement, strategies, termination, and settlement of any action or proceedings relating to the validity or suspected or actual Infringement of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights, or any portion thereof shall be decided by Nuvios in consultation with Ipsen. The commencement, strategies, termination, and settlement of any action or proceedings relating to the validity or suspected or actual Infringement of Nuvios Patent Rights, Nuvios Know-How or Nuvios Inventions, or any portion thereof, shall be decided solely by Nuvios without any requirement that Nuvios consult with Ipsen. Any proceedings initiated and pursued by Nuvios pursuant to this Section 11.6 shall be at the expense of Nuvios. Nothing in this Agreement, however, shall be deemed to require Nuvios to enforce all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ Nuvios Patent Rights, Nuvios Know-How or Nuvios Inventions against others; provided, however, that if Nuvios does not enforce all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ Ipsen may do so at its expense and, if necessary under the relevant law of the concerned jurisdiction, in the name of Nuvios as a plaintiff, unless Nuvios reasonably believes that pursuit by Ipsen of any such enforcement action jeopardizes all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ including the validity thereof, and sends written notice to Ipsen stating that Ipsen should not pursue any such enforcement action for this reason, in which case Ipsen shall not pursue any such enforcement action. Ipsen may not settle any proceedings or other enforcement action without the prior written consent of Nuvios, which consent shall not be unreasonably withheld or delayed. At the request of the Party bringing such enforcement action or proceeding under this Section 11.6, the other Party shall cooperate reasonably with such Party, including without limitation by having such other Party agree to be named as a party if necessary to such enforcement action or proceeding, and any such reasonable cooperation by such other Party shall be at the sole cost and expense of such Party that requested such cooperation. The Party not bringing an enforcement action or proceeding under this Section 11.6 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense. Any damages, costs or other amounts recovered in connection with any action or proceeding initiated and pursued by Nuvios or Ipsen pursuant to this Section 11.6, including, without limitation, any settlement thereof, shall be allocated first to the reimbursement of any reasonable expenses incurred by the Party that initiated and pursued such action or proceeding pursuant to this Section 11.6, and any remaining amounts shall be allocated as follows: (i) in the case of any action or proceeding initiated and pursued by Nuvios, such remaining amounts shall be treated as Net Sales and the royalty on such sums shall be payable to Ipsen pursuant to Article 4, and (ii) in the case of any action or proceeding initiated and pursued by Ipsen, such remaining amounts shall be split fifty percent (50%) to Nuvios and fifty percent (50%) to Ipsen.

11.7.                     third party intellectual property rights

11.7.1.                                  Each Party shall give prompt written notice to the other of any intellectual property rights of any third party which could reasonably be considered as constituting impediment on the use of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights in accordance with the provisions of this Agreement or on the research, development, manufacture, use, marketing, promotion, distribution, sale, import or export of Licensed Compound or Licensed Product, in which event the Parties shall agree on the strategy and procedural steps to be taken in respect of opposing and/or settling such potential impediment.

11.7.2.                                  Each Party shall give prompt written notice to the other of claims or suits arising out of actual or alleged Infringement of Patent Rights, Know-How or other intellectual property owned by a third party, as a result of any use of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights in accordance with the provisions of this Agreement or on the research, development, manufacture, use, marketing, promotion, distribution, sale, import or export of Licensed Compound or Licensed Product, in which event Nuvios shall have up to ninety (90) days from receipt of such written notice to contest or defend such claim or suit on behalf of itself and on behalf of Ipsen. If Nuvios elects to contest or defend such claim or suit, Nuvios shall notify Ipsen of such election, and shall keep Ipsen fully informed of any development in such claim or suit, including by transmitting copies of all documents in such claim or suit. If Nuvios contests or defends a claim or suit pursuant to this Section 11.7.2, then (a) Nuvios shall control of the defense of such claim or suit, (b) Ipsen shall provide assistance in the defense of such claim or suit in a reasonable and timely manner upon reasonable request of Nuvios and at Nuvios’ sole cost and expense; and (c) Nuvios shall have the right to compromise or settle such claim or suit; provided, however, that such compromise or settlement shall be subject to Ipsen’s prior written approval, which shall not be unreasonably withheld. Notwithstanding Nuvios’ control of the defense of any such claim or proceeding, Ipsen shall have the right to participate in such defense using counsel of its own choice and at its own expense.

11.7.3.                                  If, within such ninety (90) day period, Nuvios elects not to contest or defend, or fails to notify Ipsen of its intent to contest to or defend, such claim or suit, then Ipsen shall have the right to contest or defend such claim or suit on behalf of itself and Nuvios and shall keep Nuvios fully informed of any development in such claim or suit, including by transmitting copies of all documents submitted in such claim or suit. If Ipsen contests or defends a claim or suit pursuant to this Section 11.7.3, then (a) Ipsen shall control the defense of such claim or suit, (b) Nuvios shall provide assistance in the defense of such claim or suit in a reasonable and timely manner upon reasonable request of Ipsen and at Ipsen’s sole cost and expense and (c) Ipsen shall have the right to compromise or settle such claim or suit; provided, however, that such compromise or settlement shall be subject to Nuvios’s prior written approval, which shall not be unreasonably withheld. Notwithstanding Ipsen’s control of the defense of any such claim or proceeding, Nuvios shall have the right to participate in such defense using counsel of its own choice and at its own expense.

11.7.4.                                  The defending Party shall bear its own costs and expenses (including, without limitation, attorneys fees and court costs) in connection with the defense of any claim or suit pursuant to Section 11.7.2 or Section 11.7.3, and the defending Party shall also bear the costs and expenses of the other Party if and to the extent that such costs and expenses were incurred by such other Party in connection with reasonable assistance provided by such other Party in connection with such defense at the request of the defending Party.

11.7.5.                                  In the event that, in connection with the defense of any claim or suit pursuant to this Section 11.7 or any settlement thereof, the defending Party shall receive damages, costs or other amounts, such damages, costs or other amounts shall be treated in the manner contemplated under Section 11.6 as if they had been received by the defending Party in connection with any action or proceeding initiated and pursued by the defending Party pursuant to Section 11.6 above.

11.7.6.                                  The provisions of this Section 11.7 and the respective rights and obligations of the Parties under this Section 11.7 shall be without prejudice to any of the provisions of Article 16 or any of the respective rights and obligations of the Parties under Article 16.

11.8.                     Patent Notices.

All notices provided under this Article 11 to Nuvios shall be given to:

Nuvios, Inc.

300 Technology Square — 5th floor

Cambridge, MA 02139

Attn: Bart Henderson, Chief Business Officer

with a copy to:

Hamilton Brook Smith & Reynolds, P.C.

530 Virginia Road

P.O. Box 9133

Concord, MA 01742

Attn: David Brook, Esq.

All notices provided under this Article 11 to Ipsen shall be given to:

SCRAS S.A.S.

24, Rue Erlanger

75016 Paris, France

Attn: Head, Patent Law

ARTICLE 12   CONFIDENTIAL INFORMATION

12.1.                     Non-Disclosure and Non-Use. In performing under this Agreement, the Parties will share proprietary information (“Confidential Information”) with each other. A Party receiving Confidential Information under this Agreement (“Receiver”) from the other disclosing Party (“Discloser”) shall maintain such Confidential Information as follows:

The Receiver of a given item of Confidential Information agrees:

not to use such Confidential Information for any purpose other than in connection with the purpose of carrying out this Agreement;

to treat such Confidential Information as it would for its own confidential information of the same nature and importance; and

to take all reasonable precautions to prevent the disclosure of such Confidential Information to any third party without the prior written consent of the Discloser, except to the extent otherwise permitted pursuant to Section 12.3 below.

12.2.                     Exceptions. A Receiver shall be relieved of any and all obligations under Section 12.1 regarding Confidential Information which:

was known to the Receiver or its Affiliates prior to receipt hereunder or under any confidentiality agreements signed prior to the Effective Date between the Parties; or

as demonstrated by the Receiver by competent written proof, is independently generated by the Receiver or its Affiliates by persons who have not had access to or knowledge of the Confidential Information disclosed hereunder; or

at the time of disclosure by the Discloser to the Receiver, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Receiver, or its Affiliates or sublicensees; or

is hereafter made available to the Receiver or its Affiliates for use and unrestricted disclosure by the Receiver from any third party having a right to do so.

12.3.                     Authorized Disclosure.

12.3.1.                                  Nothing in this Agreement shall prohibit disclosure by a Receiver of Confidential Information to its Affiliates, employees, consultants, potential sublicensees or assignees, sublicensees, assignees, advisors, clinical investigators, contract manufacturers, potential lenders, lenders, potential investors, investors, or other third parties, if any, but only on a strict need to know basis for purposes of (i) carrying out, or causing to be carried out, any of the provisions of this Agreement, (ii) the exercise by such Receiver of any of its rights under this Agreement, and (iii) providing for the delegation of any of the obligations of such Receiver under this Agreement; provided, however, that, except in the case of any such disclosure to Receiver’s Affiliates, such disclosure occurs in the context of a written confidentiality agreement containing provisions substantially as protective as those of this Article.

12.3.2.                                  The restrictions set forth in this Article 12 shall not prevent either Party from disclosing any Confidential Information related to Licensed Compound or Licensed Product to government agencies to the extent reasonably necessary to secure government approval for the development, manufacture or commercialization of a Licensed Compound or a Licensed Product.

The restrictions set forth in this Article shall not prevent disclosure to the extent required by law or pursuant to a judicial or governmental order, provided that the Receiver makes reasonable efforts to minimize the extent of any required disclosure and gives the Discloser sufficient notice to permit the Discloser to seek a protective order or other similar order with respect to such Confidential Information, with Receiver’s reasonable assistance therefore.

12.4.                     Survival. This Article 12 shall survive any termination or expiration of this Agreement for a period of ten (10) years.

ARTICLE 13   PUBLICATION AND PRESS RELEASE

13.1.                     Publications.

Neither Party shall publish or publicly present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party in accordance with the provisions set forth below in this Section 13.1, and Ipsen shall not publish or publicly present the results of studies carried out under this Agreement by Nuvios, its Affiliates, sublicensees or contractors. For purposes of this Section 13.1, the term “Publication Eligible Material” shall mean any proposed abstracts, manuscripts or presentations (including verbal presentations) that relate to any Licensed Compound or Licensed Product and that are eligible for publication or public presentation by a given Party under this Section 13.1 upon compliance with all of the procedures set forth in this Section 13.1 for publication. Each Party agrees to provide the other Party the opportunity to review any Publication Eligible Material that such Party proposes to publish or publicly present at least sixty (60) days prior to their intended submission for publication and agrees, upon request, not to submit or publicly present any such Publication Eligible Material until the other Party is given a reasonable period of time (not to exceed sixty (60) days) to secure patent protection for any material in such publication or presentation that is owned by the non-publishing Party (either individually or jointly with the publishing Party) and which the non-publishing Party believes to be patentable. Neither Party shall have the right to publish or publicly present Confidential Information of the other Party, and each Party shall remove the Confidential Information of the other Party from any proposed publication or presentation upon request by such other Party. Nothing contained in this Section 13.1 shall prohibit the inclusion of information necessary to file a patent application with a government authority, except for Confidential Information of the non-filing Party, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct clinical trials of Licensed Products. Such independent investigators are understood to operate in an academic environment and shall be allowed to release information regarding such studies in a manner consistent with academic standards. In the event that either Party submits any manuscript or other publication relating to any Licensed Compound or Licensed Product, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

13.2.                     Press Release; Public Disclosure of Agreement. The Parties shall issue a mutually agreed upon joint press release at an agreed date promptly following the execution of this Agreement. Ipsen and Nuvios will jointly discuss and agree in writing on any statement to the public regarding this Agreement or any aspect of this Agreement, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least ten (10) day’s notice to the other Party to review and comment on such statement.

13.3.                     Non-Disclosure of Termination Event. In the event of a termination of this Agreement by Nuvios under Section 15.4, Nuvios will not disclose or cause to be disclosed to any third party the facts or circumstances regarding such termination, except for any such disclosure which is required by law (including if requested by any regulatory agency, taxing authority or commission of competent jurisdiction). As part of its obligation under this Section 13.3, except as is required by law (including if requested by any regulatory agency, taxing authority or commission of competent jurisdiction), Nuvios will not (i) issue any press release with respect to the facts or circumstances regarding termination of this Agreement under Section 15.4 or (ii) respond to press inquiries with respect to the facts or circumstances regarding such termination, other than responses which are materially consistent with public disclosure regarding the same by Ipsen. For purposes of clarity, nothing in this Section 13.3 shall prevent or restrict Nuvios from disclosing or causing to be disclosed publicly or to any third party the fact that Nuvios has terminated this Agreement for any reason or no reason if and when such termination has in fact occurred. In addition, notwithstanding anything express or implied in this Section 13.3 to the contrary, Nuvios shall be free to disclose the facts or circumstances regarding any termination of this Agreement by Nuvios under Section 15.4 to any third party to whom Nuvios is entitled to disclose Confidential Information of Ipsen pursuant to Section 12.3 (it being understood that, for purposes of this sentence and the provisions of Section 12.3, such facts and circumstances shall be treated as Confidential Information of Ipsen).

ARTICLE 14   REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1.                     Mutual Representations and Warranties. Each Party hereby represents and warrants as follows:

(a)                                  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses it is granting hereunder.

(b)                                 On the Effective Date, (i) it has the full right and authority to enter into this Agreement and perform its obligations hereunder, (ii) it is not aware of any impediment that would prevent it from entering into the Agreement or that would inhibit its ability to perform its obligations under this Agreement, (iii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iv) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)                                  It has not entered into any agreement with any third party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or materially adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party.

(d)                                 On the Effective Date, it is not aware of any action, suit, inquiry or investigation instituted by any third party which questions or threatens the validity of this Agreement.

(e)                                  All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.

(f)                                    To the best of its knowledge, each Party has, on the Effective Date, the right to grant to the other Party the rights and licenses granted by such Party to the other Party pursuant to this Agreement.

(g)                                 Each Party has, on the Effective Date, the necessary qualified personnel, equipment, technical know-how and other means to perform its duties under this Agreement in a timely manner in accordance with the terms hereof.

14.2.                     Ipsen Representations and Warranties.

Ipsen warrants and represents that:

(a)                                  Ipsen is the owner of the Ipsen Patent Rights and the Ipsen Know-How that exist on the Effective Date, free and clear (on the Effective Date) of all liens or security interests. On the Effective Date, Ipsen is not aware of any right or license of any third party that is required to permit Ipsen to perform its obligations under this Agreement in accordance with the terms of this Agreement or to permit Nuvios to exercise its rights hereunder in accordance with the terms of this Agreement.

(b)                                 On the Effective Date, Ipsen does not own, control or otherwise have the right to use or practice any rights under any patent or patent application that are not included in the Ipsen Patent Rights on the Effective Date and that would be necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product.

(c)                                  On the Effective Date and to Ipsen’s knowledge, there are no claims against Ipsen asserting that the Ipsen Compound Technology or the Ipsen Formulation Technology Infringes the rights of any third party. On the Effective Date and to Ipsen’s knowledge (after conducting a reasonable investigation), there are no patents or patent applications of any third party that have published prior to the Effective Date or that are otherwise publicly available prior to the Effective Date and that would be Infringed by the use, practice or exploitation of all or any portion of Ipsen Compound Technology.

(d)                                 On or prior to the Effective Date, Ipsen has not given any notice to any third party asserting Infringement by such third party of all or any portion of the Ipsen Compound Technology or the Ipsen Formulation Technology and to Ipsen’s knowledge, Ipsen is not aware of any such Infringement.

(e)                                  On the Effective Date, Ipsen is not a party to any contract or agreement with a third party pursuant to which Ipsen licensed-in or otherwise acquired or has the right to use the Ipsen Compound Technology or Ipsen Formulation Technology or pursuant to which Ipsen or Nuvios (or any of Nuvios’ sublicensees or

Contractors) is or will be required to make payments on account of the use, practice or exploitation of all or any portion of the Ipsen Compound Technology or Ipsen Formulation Technology.

(f)                                    Appendix E sets forth an accurate and complete list of all INDs and other applications for Regulatory Approval with respect to Licensed Compound and/or Licensed Product filed by Ipsen anywhere in the world on or prior to the Effective Date. Ipsen is on the Effective Date the owner of all INDs and other applications for Regulatory Approval set forth on Appendix E, free and clear (as of the Effective Date) of all liens, encumbrances or security interests in favor of third parties. On and prior to the Effective Date and to Ipsen’s knowledge, Ipsen has complied in all material respects with all laws applicable to all INDs and other applications for Regulatory Approval set forth on Appendix E.

(g)                                 Ipsen has disclosed to Nuvios (i) the results of all preclinical and clinical testing in its possession or control or that are known to Ipsen on the Effective Date; and (ii) all information in its possession or control or that are known to Ipsen on the Effective Date concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Compound and/or Licensed Product. Ipsen has not withheld any information which, in Ipsen’s reasonable judgment, is material to this transaction. All information and data disclosed by Ipsen to Nuvios are complete and accurate in all material respects.

(h)                                 On the Effective Date, there is no litigation against Ipsen with respect to all or any portion of the Ipsen Compound Technology or Ipsen Formulation Technology.

(i)                                     On or prior to the Effective Date, Ipsen has not entered into any agreement with a third party pursuant to which Ipsen shall have agreed not to enforce any right of Ipsen to preclude such third party from using or practicing any or all of the Ipsen Compound Technology or the Ipsen Formulation Technology.

(j)                                     On the Effective Date, Ipsen is not aware that it is in breach of all or any portion of the Teijin Agreement. On or prior to the Effective Date, Ipsen has not been notified by Teijin that Teijin believes that Ipsen is in breach of all or any portion of the Teijin Agreement.

(k)                                  In the event of a deadlock or disagreement in the Japanese Development Committee, Ipsen has the right to cast a tie-breaking vote and that the Teijin Agreement provides that (i) the ultimate decision-making power and authority with respect to all matters concerning the development of Licensed Compound or Licensed Product in Japan is with the Japanese Development Committee and (ii) Teijin is required to abide by any decision made by the Japanese Development Committee with respect to the development of Licensed Compound or Licensed Product in Japan.

(l)                                     During the course of negotiation of this Agreement prior to the Effective Date, Nuvios, or representatives of Nuvios, have had the opportunity to ask questions of and receive answers from representatives of Ipsen concerning, and to obtain information, documents, records and books relative to, Ipsen, its business, Licensed Compound, Licensed Product, and Ipsen represents and warrants that it did not knowingly withhold any material information from Nuvios in response to Nuvios’s inquiries or otherwise in connection with the subject matter of this Agreement.

(m)                               Appendix B sets forth an accurate and complete list of all Ipsen Patent Rights on the Effective Date. Appendix B1 sets forth an accurate and complete list of all Ipsen Compound Patent Rights on the Effective Date. Appendix B2 sets forth an accurate and complete list of all Ipsen Formulation Patent Rights on the Effective Date.

14.3.                     Nuvios Representations and Warranties. Nuvios warrants and represents that as of the Effective Date, Nuvios did not knowingly withhold any material information related to the Ipsen Patent Rights with regards to third party intellectual property rights.

14.4.                     No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER WRITTEN AGREEMENT BETWEEN THE PARTIES, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF DESIGN, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

14.5.                     Mutual Covenants. Each Party covenants the following:

That it shall comply in all material respects with all federal, state, provincial, territorial, governmental and local laws, rules and regulations applicable to the development, manufacture and commercialization of Licensed Product by such Party.

That it shall disclose immediately to the other Party all information in its possession or control and as to which it becomes aware concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Product.

ARTICLE 15   TERM AND TERMINATION

15.1.                     Term. The Term of this Agreement shall commence upon the Effective Date. This Agreement is entered into for a period commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in this Article 15, ending on the date when no payment obligations under this Agreement are or will become due pursuant to Article 4.1 under any and all countries in the Territory. Upon expiration of the Term of this Agreement, the licenses granted by Ipsen to Nuvios pursuant to Section 2.1 hereof, to the extent they remain in full force and effect at the time of such expiration, shall thereafter become irrevocable, perpetual and fully paid-up exclusive licenses and shall survive such expiration of the Term of this Agreement.

In any event of early termination of this Agreement (other than due to early termination by Nuvios on account of material breach by Ipsen of any of its obligations under this Agreement), all licenses granted by Ipsen to Nuvios pursuant to Section 2.1 hereof shall terminate and Ipsen Know-How and Ipsen Patent Rights shall revert back to Ipsen at no cost. In any event of early termination of this Agreement (other than due to early termination by Nuvios on account of material breach by Ipsen of any of its obligations under this Agreement), Nuvios preclinical, clinical and manufacturing data and improvements with respect to Licensed Product shall be transferred to Ipsen or its designee, at no cost to Ipsen.

In any event of early termination of this Agreement (other than due to early termination by Nuvios on account of material breach by Ipsen of any of its obligations under this Agreement), Nuvios shall in accordance with Section 15.5 of this Agreement (i) transfer to Ipsen or a third party appointed by Ipsen, at no cost to Ipsen, all of the then ongoing development activities and the manufacturing Know-How with respect to Licensed Product, and (ii) use reasonable commercial efforts to effect such transfer so as to avoid or minimize disruptions in the ongoing development or supply of Licensed Product.

15.2.                     Breach. A Party (“Non-Breaching Party”) shall have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of sixty (60) days after such written notice is provided to cure such breach. If such breach is not cured within the relevant period, this Agreement shall terminate.

The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

The right to terminate this Agreement under this Section 15.2 is in addition to any other right and protection that may otherwise be available as a result of a breach, including, without limitation, the right to damages.

15.3.                     Voluntary Termination.

Nuvios may terminate the Agreement for any reason, any time after the final study report Phase Ib has been delivered to Ipsen.

15.4.                     Ipsen Right to Voluntarily Terminate.

Ipsen shall have the unilateral right to terminate this Agreement in its entirety, upon written notice to Nuvios with immediate effect, if Nuvios in any country of the world brings an action or proceeding seeking to have an Ipsen Patent Right declared invalid or unenforceable.

Ipsen may terminate this Agreement pursuant to, and in accordance with, the provisions of Section 15.2 in the event that Nuvios fails to use reasonable commercial efforts to develop the Licensed Product for sale and commercialization in those countries within the Territory where it is commercially reasonable to do so subject to, and in accordance with, the provisions of Section 7.2 hereof, or fails to use reasonable commercial efforts to perform its obligations under the latest revised version of the Development Plan approved by the JSC subject to, and in accordance with, the provisions of Section 7.2 hereof, or fails to use reasonable commercial efforts to launch and sell one Licensed Product in those countries within the Territory where it is commercially reasonable to do so subject to, and in accordance with, the provisions of Sections 10.1 and 10.4 hereof.

Ipsen may terminate this Agreement pursuant to, and in accordance with, the provisions of Section 15.2 in the event that this Agreement is assigned or sublicensed or in the event that a third party acquires Nuvios or in the event that Nuvios acquires control over a PTH or a PTHrP compound that is in clinical development or is commercially available in the Territory and that, following such assignment, sublicense, acquisition, or acquisition of control by Nuvios, such assignee, sublicensee, acquirer or Nuvios fails to meet the timetable under the latest revised version of the Development Plan approved by the JSC. Any failure to meet such timetable under the circumstances contemplated in this paragraph shall be deemed, for purposes of this paragraph and Section 15.2, a material breach of Nuvios’ obligations under this Agreement.

15.5.                     Consequences of Early Termination by Nuvios without Cause or by Ipsen for Cause. Upon termination of this Agreement by Nuvios pursuant to Section 15.3 or upon termination of this Agreement by Ipsen pursuant to Section 15.2 or Section 15.4:

15.5.1.                                  Nuvios shall:

15.5.2.1 make its personnel reasonably available to Ipsen as necessary to effect an orderly transition of development and commercial responsibilities, with the reasonable cost of such personnel to be borne by Nuvios for such services; and

15.5.2.2 assign and transfer to Ipsen and execute all such documents as may be reasonably required, therefore, at no expense to Ipsen, all of Nuvios’s right, title and interest in the following to the extent they pertain to Licensed Product:

•                                          all regulatory filings (such as INDs and drug master files), Regulatory Approvals, clinical trial agreements (to the extent assignable and not cancelled); and

•                                          all data, including formulation data, results, clinical trial data, support documentation having arisen out of the materials and other information, in Nuvios’s possession and control related to Licensed Product in the Territory; and

•                                          all customer lists, marketing and promotional material, and all other documentation related to marketing, sale, and promotion of the Licensed Product in the Territory, and

•                                          all trademarks used for Licensed Product, provided however that the responsibility of preparing and filing of the documents for the recordation of the assignments with the competent authorities in each applicable country and any action required ancillary, shall be borne by Ipsen and that each Party shall bear its expenses caused by its activities in connection with the assignments and transfer of the trademarks.

15.5.2.                                  Nuvios shall initiate transfer (and complete the same in a timely manner), to Ipsen of all technical and industrial know how related to the manufacturing of Licensed Product for use by Ipsen and shall provide reasonable assistance and support (up to a reasonable number of person-days of qualified personnel) as may be reasonably required by Ipsen to be in a position to make Licensed Compound and Licensed Product itself. Any such transfer under this Section 15.5.3 shall be at Nuvios expense during the termination notice period and at Ipsen’s expense thereafter.

15.5.3.                                  All licenses granted by Ipsen to Nuvios under this Agreement, and all licenses granted by Nuvios to Ipsen or Teijin under this Agreement, shall terminate on the effective date of termination. Notwithstanding anything in this Section 15.5.4 or elsewhere in this Agreement to the contrary, Nuvios may for a period not exceeding six months continue making, marketing, promoting and selling Licensed Compound and Licensed Product in the Territory after the termination of such licenses.

15.5.4.                                  No compensation or refund shall be due by either Party to the other Party, otherwise than damages as determined by a court of competent jurisdiction:

15.5.5.                                  Nuvios shall agree to take such actions and execute such instruments, agreements and documents as are necessary to effect the foregoing.

15.5.6.                                  Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, including, but not limited to, the supply agreements and technical agreements referred to in Article 9.

15.6.                     Accrued Rights; Surviving Rights and Obligations.

Expiration or termination of this Agreement, for any reason, will not relieve either Party of any obligation accruing prior to such expiration or termination. Articles and Sections 1, 5.6, 12, 13, 14, 15, 16, 17 and 18 shall survive expiration or termination of this Agreement. In addition, the obligations and rights of any other provisions of this Agreement, which by their nature of the provision and the nature of the termination or expiration, are intended to survive, shall survive and continue to be enforceable.

ARTICLE 16   INDEMNIFICATION

16.1.                     Indemnification by Ipsen. Ipsen agrees to indemnify, hold harmless and defend Nuvios and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Nuvios Indemnitees”) from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, cost of defense (including without limitation reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) and any other amounts (collectively, “Losses”) that any Nuvios Indemnitee becomes legally obligated to pay to a third party, because of any claim or claims against such Nuvios Indemnitee to the extent that such claim or claims arise out of or resulted from (i) a breach of a representation or warranty or covenant by Ipsen under Article 14; (ii) a breach by Ipsen of any other provision of this Agreement or of any representation, warranty, covenant or other provision in any Related Agreement; (iii) the manufacture by or on behalf of Ipsen under Article 9; (iv) the use, development, handling or commercialization of any Licensed Compound, any Licensed Product or the Ipsen Formulation Technology by or on behalf of Ipsen or any of its Affiliates, licensees, sublicensees, distributors or contractors, or any of their respective employees or agents; or (iv) the gross negligence or willful misconduct of Ipsen, its Affiliates, licensees, sublicensees, distributors or contractors, or any of their respective employees or agents; provided, however, that Ipsen shall not be required to indemnify the Nuvios Indemnitees for any Losses pursuant to this Section 16.1 to the extent that (1) such Losses arise from Nuvios’ breach of any of the provisions of this Agreement or any Related Agreement, (2) such Losses arise or result from the gross negligence or willful misconduct of Nuvios or any of its Affiliates, licensees, sublicensees, contractors or distributors, or any of their respective agents or employees, or (3) Ipsen’s liability for such Losses is limited pursuant to Section 16.4.

16.2.                     Indemnification by Nuvios. Nuvios agrees to indemnify, hold harmless and defend Ipsen and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Ipsen Indemnitees”) from and against any and all Losses that any Ipsen Indemnitee becomes legally obligated to pay to a third party, because of any claim or claims against such Ipsen Indemnitee to the extent that such claim or claims arise out of or resulted from (i) a breach of a representation or warranty or covenant by Nuvios under Article 14, (ii) a breach by Nuvios of any other provision of this Agreement or of any representation, warranty, covenant or other provision in any Related Agreement, (iii) the manufacture by or on behalf of Nuvios under Article 9; (iv) the making, use, development, handling or commercialization of any Licensed Compound or any Licensed Product by or on behalf of Nuvios or any of its Affiliates, licensees, sublicensees or Contractors, or any of their respective employees or agents or (v) the gross negligence or willful misconduct of Nuvios, its Affiliates, licensees, sublicensees or Contractors, or any of their respective employees or agents; provided, however, that Nuvios shall not be required to indemnify the Ipsen Indemnitees for any Losses pursuant to this Section 16.2 to the extent that (1) such Losses arise from Ipsen’s breach of any of the provisions of this Agreement or any Related Agreement, (2) such Losses arise or result from the gross negligence or willful misconduct of Ipsen or any of its Affiliates, licensees, sublicensees, contractors or distributors, or any of their respective agents or employees, (3) such Losses arise or result from any Infringement of the patent rights or other intellectual property rights of any third party by all or any portion of the Ipsen Patent Rights, Ipsen Know-How or Ipsen Formulation Technology or (4) Nuvios’ liability for such Losses is limited pursuant to Section 16.4.

16.3.                     Procedure. In the event of a claim by a third party against any person entitled to indemnification under this Agreement (“Indemnified Person”), the Indemnified Person shall promptly notify the Party having the indemnification obligation under this Agreement with respect to such claim (such Party, the “Indemnifying Party”) in writing of the claim. The indemnifying Party shall have the right to assume the defense of any such third party claim for which it is obligated to indemnify the Indemnified Person under this Article XVI. The Indemnified Person shall cooperate with the Indemnifying Party (and its insurer) as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s sole cost and expense. The Indemnified Person shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify an Indemnified Person in connection with any settlement made without the Indemnifying Party’s prior written consent. If the Parties cannot agree as to the application of this Article XVI to any third party claim, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other in accordance with this Article XVI upon resolution of the underlying claim.

16.4.                     NOTWITHSTANDING ANYTHING EXPRESS OR IMPLIED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT.

ARTICLE 17   DISPUTE RESOLUTIONS AND GOVERNING LAW

17.1.                     Disputes. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall remain bound by the terms of this Agreement and each Party shall refer such dispute to one executive officer, and such executive officer shall attempt in good faith to resolve such dispute.

17.2.                     Arbitration. If the Parties are unable resolve a given dispute pursuant to Section 17.1 within sixty (60) days of referring such dispute to the executive officers, the Parties shall remain bound by the terms of this Agreement and either Party may have the given dispute settled by binding arbitration in the manner described below:

17.3.                     Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

17.4.                     Additional Issues. Within thirty (30) business days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

17.5.                     Arbitration Procedure. Any arbitration to resolve a dispute arising under this Agreement shall be a final and binding arbitration pursuant to the then-current Rules of Arbitration of the International Chamber of Commerce as hereinafter provided:

17.5.1.                                  The Arbitration Tribunal shall consist of three (3) arbitrators. Each party shall nominate in the Arbitration Request and the answer thereto one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. If one Party fails to nominate its arbitrator or, if the parties’ arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the International Chamber of Commerce shall make the necessary appointments for arbitrator or chairman in accordance with the Rules of Arbitration of the International Chamber of Commerce.

17.5.2.                                  The place of arbitration shall be in London, England, and the arbitration proceedings shall be held in English. The procedural law of the place of arbitration shall apply where the said Rules are silent.

17.5.3.                                  The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

17.5.4.                                  Notwithstanding the referral of any dispute, controversy or claim arising out of or in connection with this Agreement to arbitration pursuant to this Section 17.5, both Parties shall remain free to seek interim, injunctive or conservatory relief, provided that the order of the relevant judicial authority shall not in any way prejudice the above tribunals’ power to settle the dispute referred to them in accordance with the Rules of Arbitration of the International Chamber of Commerce.

17.6.                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

ARTICLE 18   MISCELLANEOUS

18.1.                     Agency - Independent Contractor. Neither Party is an employee, agent or representative of the other Party for any purpose, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power, or authority, nor shall they represent themselves as having authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

18.1.1.                                  The Parties agree that the relationship of Ipsen and Nuvios established by this Agreement is that of independent licensee and licensor. This Agreement does not, is not intended to, and shall not be construed to; establish a partnership or joint venture.

18.2.                     Entire Agreement. This Agreement, including all appendices, schedules and attachments, embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the Parties relating to the subject matter hereof.

18.3.                     Assignment. Except to the extent otherwise expressly provided elsewhere in this Agreement, either Party may assign this Agreement or any of such Party’s rights and obligations under this Agreement to any of its Affiliates or any third party, provided that the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties and that an assignment or delegation of this Agreement by a Party or of any of a Party’s obligations under this Agreement shall not operate to release such Party from any of its obligations under this Agreement or from the specific obligation assigned or delegated by such Party. Any assignment not in accordance with this Agreement shall be void.

18.4.                     Notices. Any notice or other communication under this Agreement, unless otherwise specified, shall be in writing and provided when delivered to the addressee at the address listed below (a) on the date of delivery if delivered in person or (b) three (3) days after mailing to the other Party by express mail or overnight delivery service, which obtains a signed receipt:

In the case of Ipsen:

SCRAS S.A.S.

42, Rue du Docteur Blanche

75016 Paris

Attn.: General Counsel

In the case of Nuvios:

Nuvios Inc.

300 Technology Square — 5th Floor

Cambridge, MA 02139

Attn: M. Bart Hendersson — Chief Business Officer

Either Party may change its address for communications by a notice in writing to the other Party in accordance with this Section.

18.5.                     Force Majeure. Any prevention, delay or interruption of performance (collectively “Delay”) by any Party under this Agreement shall not be a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected by the force majeure, including but not limited to acts of God, embargoes, governmental restrictions, terrorism, general strike, fire, flood, earthquake, explosion, riots, wars (declared or undeclared), civil disorder, rebellion or sabotage. The affected Party shall immediately notify the other Party upon the commencement and end of the Delay. During the Delay, any time for performance hereunder by either Party shall be extended by the actual time of Delay. If the Delay resulting from the force majeure exceeds six (6) months, the other Party, upon written notice to the affected Party, may elect to (a) treat such Delay as a material breach solely for purposes of exercising the right to terminate this Agreement for material breach pursuant to, and in accordance with, Section 15.2, or (b) extend the term of this Agreement for an amount of time equal to the Delay.

18.6.                     Severability. If any of the provisions of this Agreement are held to be void or unenforceable by a court of competent jurisdiction, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

18.7.                     No Right to Use Names. Except as otherwise expressly provided herein, this Agreement provides no grant of right to a Party, express or implied, to use in any manner the housemarks or trademarks of the other Party or its Affiliates.

18.8.                     Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Nuvios or Ipsen are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (or the equivalent provisions, if any, in the bankruptcy laws of the applicable jurisdiction) licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

18.9.                     Performance by Affiliates. Each of Nuvios and Ipsen acknowledge that obligations under this Agreement may be performed by Affiliates of Nuvios and Ipsen. Each of Nuvios and Ipsen guarantee and warrant any performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

18.10.              Counterparts. The Parties may execute this Agreement in counterparts, each of which the Parties shall deem an original, but all of which together shall constitute one and the same instrument.

18.11.              Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

In Witness Whereof, the Parties have executed this Agreement in two originals by their proper officers as of the date and year first above written.

SCRAS S.A.S.			Nuvios Inc

By:	/s/ C. Giraut	By:	/s/ C. R. Lyttle

Name:	C. Giraut	Name:	C. Richard Lyttle

Title:	President	Title:	President & CEO

APPENDIX A - CHEMICAL STRUCTURE OF BIM-44058

Description of the Product

Denomination/Code Number

Laboratory code: BIM444058 (free base)/ BIM44058 (acetate salt)

Chemical Formula

[Glu22.23, Leu23.28.31, Aib29, Lys26.30] hPTHrP (1-34) NH2

This peptide is available as an acetate salt designated BIM44058

Molecular Formula and Weight

Molecular formula (base): C174 H300 N56 O49.

Molecular weight (base): 3960.7.

Molecular Structure:

APPENDIX B - IPSEN PATENT RIGHTS

APPENDIX B 1 - IPSEN COMPOUND PATENT RIGHTS

Patent Family In Which BIM-44058 Is Claimed

Biomeasure Reference No.	Application Country	Serial No.	Application File Date	Patent Number	Patent Issue Date	Patent Expiry

038/US2	United States	08/779,768	01-07-97	5,969,095	10-19-1999	03-29-2016
038/US/PCT2	PCT	PCT/US96/11292	07-03-96
038/US/PCT2/EP	Europe	96924355.9	01-30-98	0 847 278	09-24-2003	07-03-2016
Registration: AT, BE, CH, DE, DK, ES, FI, FR, GB, GR, IE, IT, LI, LU, MC, NL, PT, SE; Ext: AL, LT, LV, SI
038/US/PCT2/EP-A	Europe	03077383.2	07-30-2003	Pending
038/US/PCT2/JP	Japan	9-505897	01-12-98	Pending
038/US/PCT2/JP-A	Japan	2003-008027	01-16-2003	Pending
038/US/PCT2/AU	Australia	64834/96	07-03-96	707094	07-01-1999	07-03-2016
038/US/PCT2/CA	Canada	2,226,177	12-19-97	Pending
038/US/PCT2/CN	China	96196926.1	07-03-96	Pending
038/US/PCT2/CN-A	China	200410005427.7	07-03-96	Pending
038/US/PCT2/CN/HK	Hong Kong	99100132.1	01-13-99	Pending
038/US/PCT2/HU	Hungary	P9901718	07-03-96	Pending
038/US/PCT2/IL	Israel	122837	07-03-96	122837	02-11-2003	07-03-2016
038/US/PCT2/KR	Korea	1998-0700249	01-13-98	0500853	07-04-2005	07-03-2016
038/US/PCT2/KR-A	Korea	2004-706338	04-28-2004	Pending
038/US/PCT2/KR-B	Korea	2004-706339	04-28-2004	Pending
038/US/PCT2/KR-C	Korea	2004-706340	04-28-2004	Pending
038/US/PCT2/KR-D	Korea	2004-706341	04-28-2004	Pending
038/US/PCT2/MX	Mexico	PA/a/1998/000418	07-03-96	222317	08-26-2004	07-03-2016
038/US/PCT2/NZ	New Zealand	312899	01-20-98	312899	02-08-2000	07-03-2016
038/US/PCT2/PL	Poland	P.325905	01-12-98	186710	08-07-2003	07-03-
2016038/US/PCT2/RU	Russia	98102406	07-03-96	2,157,699	10-20-2000	07-03-2016
038/US/PCT2/SG	Singapore	9706046-1	07-03-96	51260	10-16-2001	07-03-2016
038/US/TW	Taiwan	85108390	07-11-96	153897	08-07-2002	07-11-2016

Closely Related Patent Cases

038/US	United States	08/626,186	03-29-96	5,723,577	03-03-1998	03-29-2016

038/US3	United States	08/813,534	03-07-97	5,955,574	09-21-1999	03-29-2016
03B/US3/PCT2	PCT	PCT/US97/22498	12-08-97
038/US3/PCT2/US2	United States	09/399,499	09-20-99	6,544,949	04-08-2003	03-29-2016
038/US3/PCT2/US2-A	United States	10/289,519	11-06-2002	6,921,750	07-26-2005	03-29-2016
038/US3/PCT2/US2-B	United States	11/094,662	03-30-2005	Pending
038/US3/PCT2/EP	Europe	97951595.4	07-08-99	Allowed
038/US3/PCT2/JP	Japan	10-530865	12-08-97	Pending
038/US3/PCT2/AU	Australia	55199/98	12-08-97	741584	03-21-2002	12-08-2017
038/US3/PCT2/CA	Canada	2,276,614	07-02-99	2,276,614	06-11-2002	12-08-2017
038/US3/PCT2/CN	China	97181915.7	12-08-97	ZL97181915.7	02-11-2004	12-08-2017
038/US3/PCT2/CN-HK	Hong Kong	00105467.3	12-08-2000	1026215	07-09-2004	12-08-2017
038/US3/PCT2/CZ	Czech Republic	PV 1999-2398	07-02-99	Pending
038/US3/PCT2/HU	Hungary	P9904596	12-08-97	Pending
038/US3/PCT2/IL	Israel	130794	07-06-2000	Pending
038/US3/PCT2/IN	India	7/MAS/98	01-01-98	Pending
038/US3/PCT2/KR	Korea	1999-7006165	07-07-99	0497709	06-17-2005	12-08-2017
038/US3/PCT2/MX	Mexico	PA/a/1999/006387	07-07-99	222316	08-26-2004	12-08-2017
038/US3/PCT2/NO	Norway	1999 3341	12-08-97	Pending
038/US3/PCT2/NZ	New Zealand	336610	07-06-99	336610	11-09-2001	12-08-2017
038/US3/PCT2/PL	Poland	P.334438	07-15-99	Pending
038/US3/PCT2/PL-A	Poland	P.370525	10-04-2004	Pending
038/US3/PCT2/RU	Russia	99117145	08-06-99	2,198,182	02-10-2003	12-08-2017
038/US3/PCT2/SG	Singapore	9903165-0	07-05-99	66567	07-18-2000	12-08-2017
038/US3/AR2	Argentina	P 98 01 00058	01-06-98	Pending
038/US3/AR2-A	Argentina	P 03 01 00515	02-17-2003	Pending
038/US2/US3/TW	Taiwan	87100028	01-02-98	156542	06-01-2002	01-02-2018

APPENDIX B 2 — IPSEN FORMULATION PATENT RIGHTS

•                                          Solid drugs (minicylinders) also referred to as “IRE”: WO 96/07397 = EP 778,767

•                                          Needle-less: WO 96/08289= EP 782,465 = US 5,542,920

•                                          Vac: WO 97/46202

•                                          Micro-VAC 2” (WO 01/26718).

APPENDIX C — NUVIOS DEVELOPMENT PLAN

BA058 Development Plan

Version:	1.0

Date:	September 20, 2005

Nuvios, Inc.

300 Technology Square, 5th Floor

Cambridge, MA 02139

Tel: 617.551.4700

Disclosure Statement

This document contains information that is confidential and proprietary to Nuvios, Incorporated. Any unauthorized use or disclosure of such information without the prior written authorization of Nuvios, Incorporated is expressly prohibited.

TABLE OF CONTENTS

1.0	Executive Summary		59

2.0	CLINICAL PROGRAM		61

	2.1	Phase 1 Program	61
	2.2	Phase 2 Clinical Program	63
	2.3	Phase 3 Clinical Program	66
	2.4	Other Clinical Studies	68

3.	FORMULATION STUDIES		70

4.	NON-CLINICAL PROGRAM		70

	4.1	Toxicology/Pharmacology	70

5.	REGULATORY STRATEGY		70

6.	TIMELINES		71

1.0                               EXECUTIVE SUMMARY

BA058 is an analogue of the first 34 amino acids of human parathyroid hormone-related peptide [hPTHrP(1-34)]. BA058 was originally discovered and developed by the Beaufour-Ipsen Pharma Group under the name BIM44058. Nuvios, Inc. plans to develop BA058 for the treatment of osteoporosis in postmenopausal women and men at risk of fracture.

This development plan for BA058 is premised upon a strategy of demonstrating a substantial improvement in dosing regimen over Forteo® teriparatide (rDNA origin) injection [rhPTH(1-34)] for the treatment of patients with osteoporosis, improving convenience for patients with severe osteoporosis for whom the current 18 month regimen of daily Forteo® injections is inconvenient.

Pre-clinical data suggest that BA058 has a better therapeutic index compared to Forteo® which should enable an improved dosing regimen cycle that is shorter in total duration, or requires less frequent injections, or which can be delivered in novel formulations. Specifically, the preclinical data support the ability to give higher doses of BA058 than Forteo® without inducing resorption or hypercalcemia.

Based on the commercial strategy for BA058 and the current regulatory climate (refer to the FDA guidance document for the “Development of Parathyroid Hormone for the Prevention and Treatment of Osteoporosis,” [1]), the first step is to conduct a one week, multiple ascending dose study in healthy postmenopausal women with the following goals:

•                  To demonstrate that BA058 has the potential for an improved therapeutic index, enabling the delivery of a more effective anabolic dose without inducing hypercalcemia in comparison to Forteo®.

•                  To evaluate PK, pharmacodynamics and safety after multiple doses.

The results from the Phase IB study will be used to select two doses of BA058 for use in a 3-month proof-of-concept (POC) study to be conducted in postmenopausal women with osteoporosis. This study would be a comparative trial vs. Forteo® and is designed to answer the following questions:

•                  Does BA058 induce resorption to any significant degree (when compared to measures of bone formation and the corresponding changes in bone markers of the comparator )?

•                  What is the effect of 3 months of BA058 treatment on BMD and how does this compare to the Forteo® arm in the study? How does BA058’s effect on BMD compare to changes observed when Forteo® is given for 12-18 months (i.e., historical controls)?

•                  Does BA058 induce hypercalcemia and is it less than Forteo®?

•                  Does BA058 have acceptable tolerability, patient satisfaction, and an acceptable safety, PK and pharmacodynamic profile?

Target Product Profile - osteoporosis

Indication:

BA058 is indicated for the treatment of postmenopausal women with osteoporosis who are at high risk of fracture.

BA058 is indicated to increase bone mass in men with primary or hypogonadal osteoporosis who are at high risk of fracture.

Efficacy:	Statistically equivalent or superior effect on BMD relative to Forteo®.

Dosing:

Significantly shortened dosing cycle to restore BMD (vs. 12+ months for Forteo®) when administered QD via subcutaneous administration.

Alternatively, significantly shortened dosing schedule than once-daily (e.g. 3 times/week).

Improved formulations that allow a significant advance in dosing convenience along with reduced pain.

Safety:	Absence of significant hypercalcemia with BA058 treatment.

2.0 CLINICAL PROGRAM

2.1                               Phase 1 Program

The overall objective of the Phase 1 program is to characterize the safety, tolerability, and pharmacokinetic profile of BA058 following single and multiple dosing.

Phase 1a: Single ascending dose study

This study was completed in March 2005 and the full clinical study report is being prepared by Ipsen. Full study results are required for the pre-IND meeting with FDA and subsequent IND filing.

Title:

A Phase I Single-Center study in two parts assessing the safety, pharmacokinetics, pharmacodynamics and absolute bioavailability of BIM44058, a hPTHrP(1-34) analogue, administered as single doses to healthy elderly volunteers of both genders: Part A, randomized, double-blind, dose-escalating, parallel groups, placebo-controlled design; Part B, randomized, open-label, two-period, cross-over design

Protocol Number:	2-52-52127-001

Phase 1b:  Multiple ascending dose study

The strategic goals for this study are...

1)                                      To demonstrate that BA058 has the potential for an improved therapeutic index, enabling the delivery of higher doses than Forteo® without inducing hypercalcemia.

2)                                      To evaluate PK, pharmacodynamics and safety after multiple doses.

These goals will be met if the compound achieves clinical endpoints that suggest no clinically meaningful incidence of hypercalcemia, and the ability to deliver a more effective anabolic dose of BA058 with good safety and tolerability than is possible with Forteo®.

The study will be a randomized, double-blind, placebo-controlled, ascending multiple-dose safety, tolerability, and pharmacokinetic study of subcutaneously administered BA058 in healthy postmenopausal women.

Title:	A Randomized, Double-Blind, Placebo-Controlled, Ascending Multiple-Dose Safety, Tolerability, Pharmacokinetic and Pharmacodynamic Study of BA058 in Healthy Postmenopausal Women ( Pending FDA Approval)

Protocol Number:	BA058-05-001

The study will be designed to:

•                  Determine the safety and tolerability of multiple subcutaneous doses of BA058 in healthy postmenopausal women.

•                  Determine the effect of BA058 on serum calcium levels.

•                  Determine the pharmacokinetics and pharmacodynamics of multiple subcutaneous doses of BA058 in healthy postmenopausal women.

A total of 40 eligible subjects will be sequentially enrolled into one of four study groups consisting of 10 subjects each. Within each study group of 10 subjects, 8 will be randomly assigned to receive BA058 and 2 will be randomly assigned to receive placebo. All subjects at each dosage level will start dosing on the same day and receive a total of 7 doses of study medication. After a dose level has been determined to be well tolerated, different subjects will be entered into the next study group. The proposed dosages and number of subjects that will receive study medication are shown below.

			Number of Subjects Randomized
Study Group	Proposed Doses	Days of Dosing	Total Number of Subjects	BA058	Placebo

1	5 µg	7	10	8	2

2	20 µg	7	10	8	2

3	40 µg	7	10	8	2

4	80 µg	7	10	8	2

		Total	40	32	8

Assumptions for Phase 1 Study:

1.                                       Study will be conducted in healthy, postmenopausal women meeting stated inclusion/exclusion criteria. [Note: requires FDA agreement to proceed in this population of subjects.]

2.                                       All subjects will receive a subcutaneous dose of study medication (BA058 or placebo) once daily for 7 days.

3.                                       Study assessments:

•                  Physical examinations, vital signs, ECGs, clinical labs (hematology, chemistry, urinalysis), adverse events, and local tolerability.

•                  Pharmacokinetics: full PK profile on Days 1 and 7 and trough samples on other study days.

•                  Pharmacodynamics: serum total and ionized calcium, phosphorus, cAMP, procollagen 1 carboxy terminal propeptide (PICP), and bone specific alkaline phosphatase. Urine calcium, phosphorus, cAMP, and creatinine execretion

•                  Presence of Anti-BA058 antibodies.

Timing:

1.                                       Total time involvement = 9 months from first patient in (FPI) to draft clinical study report.

2.                                       FPI in 1Q06 and draft clinical study report available 4Q06.

2.2                               Phase 2 Clinical Program

The Phase 2 study will be a proof-of-concept (POC) study assessing the effects of several doses of BA058 on markers of bone turnover and BMD. The primary objectives of this study are to assess the dose response of BA058, compare BA058 to Forteo®, and to select the BA058 doses that will be used in subsequent efficacy studies. The strategic goal for this trial will be to confirm the ability to deliver more effective anabolic doses of BA058 with good safety and tolerability than is possible with Forteo, with clinical endpoints that demonstrate a wider anabolic window for BA058 (i.e. greater effects on BMD at 3 months, and a higher ratio of bone formation vs. resorption) compared to Forteo.

Phase 2: 3-month treatment study

The Phase 2 study will be a randomized, double-blind, parallel group study in which study medications will be administered for a total of 3 months. The study will compare two doses of BA058 to Forteo® (20 µg) and placebo. Postmenopausal women with BMD T scores below -2.5 will potentially be eligible for the study.

Title:	A Randomized, Double-Blind, Parallel-Group Study to Evaluate the Safety and Effectiveness of BA058 on Bone Mineral Density in Postmenopausal Women with Moderate to Severe Osteoporosis

Protocol Number:	BA058-05-002

The objectives of this study follow:

•                  Determine the safety and tolerability of BA058 after 3 months of dosing in postmenopausal women with osteoporosis.

•                  Determine the pharmacokinetics of BA058 after 3 months of dosing in postmenopausal women with osteoporosis.

•                  Determine pharmacodynamic effects (i.e., effects on mineral metabolism and biochemical markers of bone formation and resorption) after 3 months of treatment with BA058.

•                  Determine effects on BMD after 3 months of treatment with BA058.

A total of 300 eligible patients will be enrolled and randomized to one of the four treatments below:

Study Group	Study Medication	Dose (sc)	Number of Patients

1	BA058	To be determined	75

2	BA058	To be determined	75

3	Forteo®	20 µg	75

4	Placebo	—	75

		Total	300

Assumptions for Phase 2 Study:

1.                                       The study will be conducted in postmenopausal women with osteoporosis defined as a BMD T score below -2.5.

2.                                       The study consists of a (minimum) 1 month Screening Period, 3-month Treatment Period, and a one-month Follow-up Period (no study medications). Therefore, each patient is in the trial for a total of 4 months.

3.                                       All subjects will receive a subcutaneous dose of study medication (BA058, Forteo® 20 µg, or placebo) once daily for 3 months.

4.                                       All subjects to receive calcium supplements and vitamin D.

5.                                       Study assessments:

•                  Physical examinations, vital signs, ECGs, clinical labs (hematology, chemistry, urinalysis), serum total and ionized calcium, phosphorus, thyroid hormones, adverse events, and local tolerability.

•                  Pharmacokinetics: serial PK samples taken on a subgroup of patients.

•                  Pharmacodynamics (i.e., biochemical markers of bone metabolism and resorption): procollagen 1 carboxy terminal propeptide (PICP), bone specific alkaline phosphatase (BSAP) osteocalcin, cathepsin K, urine N telopeptide (NTX), urinary free deoxypyridinoline, nephrogenic cAMP level, urinary calcium excretion, creatinine clearance vitamin D intact PTH (1-84)

•                  Efficacy: measure changes in BMD (lumbar spine, hip, forearm).

•                  Anti-BA058 antibody.

6.                                       With 75 patients in each dosing arm, this study would be powered to detect a difference of 4% increase in lumbar BMD, (i.e. from a 1% difference for placebo to 5% for BA058, or from a 4% difference for Forteo® to an 8% increase for Tharp). However, anticipated differences in markers of bone formation and resorption have to be examined before final determination on the number of patients required.

7.                                       Sufficient BA058 is available and packaged in time to start the study.

We will compare BA058’s effects on markers of bone formation, resorption and on BMD with Forteo®. Also important would be the comparison of BA058’s effects on BMD to the historical effects on BMD previously reported with longer term treatment with Forteo®. If the data from this POC study shows that BA058 effect on BMD or bone formation and resorption markers is statistically better than Forteo®, then the next step would be to proceed to a Phase 3 study to evaluate long-term treatment with BA058 to assess effects on BMD and reduction of fractures.

Timing:

1.                                       Total time involvement = 24 months from first patient in (FPI) to preliminary clinical results.

2.                                       FPI in 1Q07, LPI 2Q08,LPO 4Q08 and draft clinical study report available 1Q09.

Estimated Study Metrics:

Number of sites:	15-18

Number of site visits:	15-18 qualification and initiation visits 8 interim visits per site / per site 1 close-out visit / per site

Investigator’s Meeting:	For all study sites

Number of subjects screened:	750-900 (assumes 2.5-3.1 ratio of screened: enrolled)

Number of subjects enrolled:	300 (75 per treatment group)

Screening rate:	7-9 / site / month

Enrollment rate:	2-3 patients / site / month

2.3                               Phase 3 Clinical Program

The Phase 3 study will be a non-inferiority trial versus Forteo® to be conducted in postmenopausal women with osteoporosis at risk of fracture.

Phase 3: 4-6 month BA058 treatment versus 12-month Forteo® treatment.

The Phase 3 study will be a randomized, double-blind study with a primary endpoint of proportion of patients with one or more new vertebral fractures. The tentative plan for this study is to assess a more convenient dosing regimen of BA058 (e.g. 4-6 months of daily SC injections) versus a 12-month treatment regimen with Forteo®. After completion of the study, an observational post-treatment follow up study will be conducted to assess whether patients continue to benefit from prior treatment with study medication.

Title:	Effects of BA058 in the Treatment of Postmenopausal Women with Osteoporosis

Protocol Number:	BA058-05-003

Title:	Extended Follow-Up of Patients in BA058 Clinical Trials

Protocol Number:	BA058-05-004

The primary objective of the study is to:

•                  Demonstrate a reduction in the proportion of patients with new vertebral fractures following treatment with study medication.

The secondary objectives of the study are to:

•                  Establish the safety of chronic administration of BA058 in postmenopausal women with osteoporosis.

•                  Compare the effects of chronic administration of BA058 with calcium and vitamin D versus Forteo® with calcium and vitamin D on lumbar spine and hip BMD in postmenopausal women with osteoporosis.

•                  Assess the effects of chronic administration of BA058 on biochemical markers of bone formation and resorption.

•                  Assess the durability of response by following patients in a long-term post-study observational period.

A total of 3200 eligible patients will be enrolled and randomized to one of the two treatments below:

Study Group	Study Medication	Dose (sc)	Number of Patients
1	BA058	To be determined	1,600*
2	Forteo®	20µg	1,600*
		Total	3,200

*Assumes a ratio of BA058: Forteo of 1:1.

Assumptions for Phase 3 Study:

1.                                       New formulation will be available for patients to self-administer study medications.

2.                                       The study will be conducted in postmenopausal women with BMD T scores below -2.5 and meeting all other stated inclusion/exclusion criteria.

3.                                       The Phase 3 study consists of a (minimum) one-month Screening Period, 12-month Treatment Period, and a one-month Follow-Up Period (no study medication). Each patient is in the trial for a total of 14 months.

4.                                       The extended follow-up part of the study starts once a patient completes the Phase 3 study.

5.                                       All subjects to receive calcium supplements and vitamin D.

6.                                       Study assessments.

•                  Physical examinations, vital signs, ECGs, clinical labs (hematology, chemistry, urinalysis), serum total and ionized calcium, phosphorus, thyroid hormones, adverse events, and local tolerability.

•                  Pharmacokinetics: serial PK samples taken on a subgroup of patients.

•                  Pharmacodynamics (i.e., biochemical markers of bone metabolism and resorption): procollagen 1 carboxy terminal propeptide (PICP) bone specific alkaline phosphatase (BSAP), osteocalcin, cathepsin K, urine N telopeptide (NTX) urinary free deoxypyridinoline, nephrogenic cAMP level, urinary calcium excretion, creatinine clearance, vitamin D, intact PTH (1-84).

•                  Efficacy: measure a reduction in the proportion of patients with new vertebral fractures following treatment. Other assessments changes in BMD (lumbar spine, hip, forearm).

•                  Anti-BA058 antibody.

Timing:

It’s assumed that 12 months of treatment and an additional 12-month post-study observational period would be required. Thus, the Phase 3 program from the start of the trial to completion of the long-term follow-up period, will take ~56 months.

Estimated Study Metrics:

To be determined.

2.4          Other Clinical Studies

New Formulations

Upon the availability of alternative formulations or delivery systems, bioavailability studies will have to be conducted to compare the old/new formulations.

Alternative Dosing Schedules

Exploring various dosing frequencies or dosing cycles (i.e., less frequently than once-daily) may need additional clinical studies to prove efficacy and safety and/or additional study arms in the currently planned studies.

3. FORMULATION STUDIES

BA058 is currently supplied for clinical use as a freeze dried lyophilizate (i.e., freebase) in glass vials which are reconstituted with sterile 0.9% sodium chloride for subcutaneous injection. A liquid/aqueous form was also developed and used for intravenous dosing in the initial clinical study.

The plan is to continue with the same freeze dried lyophilizate formulation for the scheduled Phase lb study in which BA058 will be administered once daily by subcutaneous injection in a controlled environment. However, prior to conducting longer term studies (i.e. the Phase II study) with BA058, another formulation (auto injector?) will have to be developed so that the product can be used by out patients with osteoporosis who will participate in these studies. Prior to use of any new formulation (or delivery system), a bioavailability study when have to be conducted to demonstrate bioequivalence with the previously used formulation.

4. NON-CLINICAL PROGRAM

4.1          Toxicology/Pharmacology

The currently available toxicology package includes both a 3-month rat and a 3-month monkey study. In order to proceed with longer term clinical studies, we anticipate conducting the following studies:

•                  12-month rat study

•                  12-month monkey study

In addition, prior to NDA submission, we need to plan and conduct a 24 month rat carcinogenicity study.

Studies will have to be conducted to quantitate anti-BA058 antibody production and development of neutralizing antibodies.

5. REGULATORY STRATEGY

The current plan is to have a pre-IND meeting with FDA in 4Q05 followed by filing of the full IND to FDA within one month of the meeting. This will enable start of the proposed Phase lb program in 1Q06 (estimated first patient in is January 7, 2006).

Other meetings with FDA would occur after results from the Phase lb study are available (Pre-Phase 2 meeting) and after results from the Phase 2 study are available (End-of-Phase 2 or Pre-Phase 3 meeting).

6. TIMELINES

Tentative timelines for each the IND filing and individual studies are provided below:

Pre-IND and IND

Pre-IND meeting request to FDA:	01 Sep 05
Pre-IND package to FDA*:	Oct 17
Pre-IND meeting:	Nov 19
IND filing:	Dec 05/Jan 06

*Requires full results from Phase la clinical study.

Phase 1b study

First Patient In (FPI):	1Q06
Last Patient Out (LPO):	2Q06
Enrollment rate:	Full cohort of 10 subjects at the same time
Subsequent cohorts:	3 week intervals
Study close out:	2Q06 (1 month)
Queries and data base lock:	3Q06 (1.5 months)
Analysis and draft clinical study report (includes PK, ECG, and biomarker reports):	4Q06 (2.5 months)

Phase 2 study

IND Amendment:	4Q06 (submission of Phase 2 protocol and any other required documents)
First Patient In (FPI):	1Q07
Last Patient Out (LPO):	4Q08
Enrollment rate:	2-3 patients / per site / per month

Study close out:	4Q08
Queries and data base lock:	1Q09
Analysis and draft clinical study report (includes PK, ECG, and biomarker reports):	1Q09

Phase 3 study

End-of-Phase 2 meeting:	2Q09
IND Amendment:	2Q09 (submission of Phase 3 protocol and any other required documents)
First Patient In (FPI):	3Q09
Last Patient In (LPI):	4Q10
Last Patient Out (LPO):	4Q11
Enrollment rate:	2-3 patients / per site / per month
Study close out:	1Q11
Queries and data base lock:	1Q12
Analysis and draft clinical study report (includes PK, ECG, and biomarker reports):	2Q12
Post-Study Observational Period - LPO:	2Q13

APPENDIX D — CLINICAL SUPPLY AND TECHNICAL TRANSFER AGREEMENT

BIM 44058 INJECTION CLINICAL SUPPLIES AND TECHNOLGY TRANSFER

BETWEEN

Beaufour Ipsen Industrie S.A.S, rue d’Ethe Virton, 28100, France, duly represented by Mike Dey, Vice-President, Pharmaceutical Development

Hereinafter referred to as IPSEN, on the one hand,

AND

NUVIOS Inc, a United States Corporation , having its registered office at 300 Technology Square-5th Floor, Cambridge, MA, USA duly represented by Richard Lyttle, Chief Execuive Officer hereinafter referred to as NUVIOS, , on the other hand,

WHEREAS :

NUVIOS and [SCRAS S.A.S. (a company organised and existing under the laws of France, having its registered office at 42 rue du Dr. Blanche, 75016 Paris, France)] (to be confirmed) have entered into an agreement named “License Agreement between [SCRAS] and Nuvios” for BIM 44058,  dated XX September, 2005, which is hereinafter referred to as the BIM 44058 Agreement.

IPSEN is SCRAS S.A.S.’ Affiliate (as defined in the BIM 44058 Agreement) designated by SCRAS S.A.S. to manufacture for NUVIOS , the Compound and Formulated Compound as defined in the BIM 44058 Agreement.

NUVIOS and IPSEN wish to enter into this agreement contemplated under Section 9.1 of the BIM 44058 Agreement in relation to the manufacturing of Product for use thereof by NUVIOS as part of the Development of the Compound under the BIM 44058 Agreement.

NOW, THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

DEFINITIONS

All capitalised terms used in this Agreement and which are not specifically defined herein shall have the meaning attributed to them under the BIM 44058  Agreement.

1.2           Compound shall mean the Licensed Compound as defined in the BIM 44058 Agreement.

1.3                       Formulated Compound shall mean the Compound, formulated as a freeze dried injection, contained in a glass vial as described in Table 1 below.

1.4           cGMP shall mean current Good Manufacturing Practices in effect in European Union and USA for clinical studies.

1.5           Manufacturing & Analytical Procedure shall mean the procedure governing the manufacturing and analysis operations of the Compound and Formulated Compound which may be specifically required in US or EU.  This procedure is established when necessary by mutual agreement of the Parties, and is signed by the Responsible Persons appointed by each Party.

Table 1 Composition of BIM 44058 Injection

Material	Supplier	Unitary Formula (per vial)
BIM44058C Dextran 70 Citric acid 0.25% (w/v) Water for injections**	Kinerton Interchemical Prolabo meram	0.1 mg (free base) 50 mg qs pH 4.5* qs 1 g
Type I clear glass vial, 11-13 ml Grey chlorobutyl PTFE stopper, 20 mm Flip-off metal crimp	Verretubex Djikyo West Pharma	1 1 1

* to get pH5 [5.5] after lyophilisation ** removed after freeze-drying step.

1.6           Responsible Person shall mean: - For Ipsen, the Vice President ,Pharmaceutical Development, who is responsible for manufacturing clinical supplies of Compound and Formulated Compound, as well as for Quality Control thereof, ensuring procedures are performed as required by cGMP and that records and samples are maintained as required under this Agreement, and for ensuring correct release for despatch of Compound and Formulated Compound for clinical use by NUVIOS under this Agreement.  These activities can be delegated to appropriate individuals described in Ipsen SOPs for clinical supplies. - For NUVIOS ,

1.7           Safety Agreement shall mean the document referred to in Section 8.4 of the BIM44058 Agreement as the “Pharmacovigilance Agreement”, covering operational aspects of the conduct of clinical trials under the BIM 44058 Agreement regarding pharmacovigilance, including but not limited to withdrawal proceedings, complaints handling, definitions of adverse events format of the different reports and reporting procedures between the Parties and vis-à-vis third parties.

1.8           Technical Specifications shall mean the technical documents that consist of investigational drug supply request signed by Responsible Person of NUVIOS and investigational drug supply acceptance signed by Responsible Person of IPSEN to be agreed and signed for each clinical trial, covering all technical, quality and logistical aspects of the manufacturing, control and delivery to NUVIOS of the Formulated Compound manufactured by IPSEN for NUVIOS for the purpose of this Agreement.
Each Technical Specifications sets out the specifications of the Compound / or Formulated Compound as well as the manufacturing, control, storage and delivery procedures for the Compound or Formulated Compound as well as instruction on reserve samples. Each Technical Specifications shall be signed by the Responsible Persons appointed by each Party.

PURPOSE

The purpose of this Agreement is to establish the terms and conditions governing

(i) the manufacturing and delivery by IPSEN (or by IPSEN’s designated manufacturer) for NUVIOS of the Compound for the purposes of the conduct by NUVIOS of Phase I and first Phase II Clinical Trials under the Development Plan as provided in the BIM 44058 Agreement;

(ii) the manufacturing and delivery by IPSEN (or by IPSEN’s designated manufacturer) for NUVIOS of the Formulated Compound for the purposes of the conduct by NUVIOS of Phase I and Phase II Clinical Trials under the Development Plan as provided in the BIM 44058 Agreement ;

(iii) the provision by IPSEN (or by IPSEN’s designated manufacturer) of the following services to NUVIOS: release, intermediate labeling and bulk packing using packaging and labelling materials of Ipsen’s specification or using packaging and labelling materials laid-out and supplied by NUVIOS to IPSEN when appropriate, as well as delivery of Compound and Formulated Compound to NUVIOS and retainment of reserve samples and reanalysis of appropriate samples ;

(iv) support activities for transfer of process and analytical technology to the NUVIOS selected contractor.  The costings and estimated timescales shown in Appendix 2, assume a single contractor for each of drug substance and drug product.  Packaging and labeling of primary containers of Compound and Formulated Compound eitherNUVIOS shall use the Compound or Formulated Compound supplied to NUVIOS by IPSEN under this Agreement solely in accordance with and for the purposes of the performance of Phase I and Phase II Clinical Trials under the Development Plan of the Compound and Formulated Compound as provided under the terms and conditions of the BIM 44058 Agreement.

For the avoidance of doubt, IPSEN shall not be required to supply NUVIOS with Compound or Formulated Compound for Phase III Clinical Trial.

All relevant terms and conditions of the BIM 44058 Agreement shall fully apply to and govern this Agreement.

MANUFACTURING - ORDERS — DELIVERY - REANALYSIS

IPSEN certifies that it possesses or that IPSEN’s designated manufacturer for the purposes herein possesses, adequate premises and equipment, and sufficient experience and knowledge as well as a competent personnel in order to carry out the operations contemplated under Clause 2.1 of this Agreement, in a satisfactory manner and in accordance with regulations governing medicine for human use, cGMP (if and to the extent applicable), the Technical Specifications and the Manufacturing & Analytical Procedure.

IPSEN declares that it or that IPSEN’s designated manufacturer for the purposes herein holds, the authorisations required in their respective countries in order to manufacture, store, and deliver the Compound and Formulated Compound.

The Technical Specifications for Clinical Trials and the Manufacturing & Analytical Procedure are the subject of a document drawn up and signed by the Parties separately from the present Agreement for each Clinical Trial to be conducted by NUVIOS under the BIM 44058 Agreement.  The Technical Specifications for Clinical Trials shall cover the aspects relevant to this Agreement and listed in the procedure GCP004 - “Investigational Product Order for Clinical Studies” and GCP026 - “Clinical Investigational Product Handling Procedure”, copies of which shall be made available by IPSEN to NUVIOS and are appended to this Agreement,Appendices 3 and 4 respectively.

The rules and systems governing orders placed by NUVIOS for NUVIOS’s required quantities of Compound and Formulated Compound shall be described in the Technical Specifications.

Interpretation and summary of cGMP covering the manufacture of the Compound and Formulated Compound, requirements for quality control and responsibilities of both Parties is attached as Appendix 1 hereto.

IPSEN undertakes to manufacture each Compound and Formulated Compound in accordance with the manufacturing, analysis and control methods stipulated in the corresponding Technical Specifications and Manufacturing & Analytical Procedure.  In particular, after required quality control checks, and verification of the appropriate manufacture under cGMP, IPSEN shall supply the primary containers of Compound and Formulated Compounds to NUVIOS, packed and labelled either using packaging and labelling materials of Ipsen’s specfication or using the packaging and labelling materials laid-out and supplied by NUVIOS when appropriate.  Compound and Formulated Compound shall be supplied to NUVIOS for final labelling and packaing operations, and quality assurance release by NUVIOS

IPSEN may entrust other pharmaceutical ingredients or products manufacturers with all or part of the operations contemplated under this Agreement.  IPSEN shall inform NUVIOS of the identity of any such third-party manufacturers and the operations entrusted by IPSEN thereto.

NUVIOS undertakes that all the administrative prerequisites relating to each Clinical Trial shall be obtained for each Clinical Trial centre prior to delivery of Compound or Formulated Compound thereto.

IPSEN shall, with each delivery of Compound or Formulated Compound to NUVIOS, supply or procure the supply of a certificate of analysis related to each delivered batch showing that such batch conforms with the then current specifications and quality standards of Compound or Formulated Compound as shown in the applicable Technical Specifications or Manufacturing & Analytical Procedure.

Each delivery of Compound to the persons and places indicated by NUVIOS shall be accompanied by (i) the documents referred to in the procedures GCP004 - “Investigational Product Order for Clinical Studies” and GCP026 - “ Clinical Investigational Product Handling Procedure”, including a delivery slip mentioning the name of the Compound , the batch number, the use-by date, the storage conditions, and the quantities delivered. and, (ii) the documents which might be required by NUVIOS for the purpose of complying with relevant regulations in EU or US applicable to the Compound or Formulated Compound.

NUVIOS shall ensure and inform IPSEN in writing that the delivery thus carried out was made to the correct addressee and that the latter took proper delivery.

Upon receipt of the Compound or Formulated Compound NUVIOS shall perform necessary labelling, packaging and quality checking thereof as shall be determined in the Technical Specifications or in the Manufacturing & Analytical Procedure before releasing the Compound or Formulated Compound for use in clinical studies.

Unused quantities of Compound or Formulated Compound shall at NUVIOS option either be returned to NUVIOS or with IPSEN prior written consent,  locally destroy unused quantities of Compound or Formulated Compound.  In such case, NUVIOS shall send to IPSEN the corresponding certificates of destruction.

IPSEN shall retain reserve samples as specified in the Technical Specification for duration stated in clinical GMP.  IPSEN shall perform reanalysis of reserve samples when required under Ipsen SOPs, or when agreed with NUVIOS.

NON-COMPLIANCE OF BATCHES

NUVIOS shall notify IPSEN of any deficiency in quantity or any defect which was immediately discoverable - in writing within 10 working days after the delivery to NUVIOS of the Compound or Formulated Compound.  NUVIOS shall promptly notify IPSEN in writing of any latent defect that was not immediately discoverable in the quality checking but found before the expiry date of the Compound or Formulated Compound.  NUVIOS shall not use any quantity of the Compound or Formulated Compound that NUVIOS has discovered is defective.

In case of notification of a defect of the delivered quantities of Compound or Formulated Compound, within the time period mentioned hereabove, IPSEN shall at IPSEN option, take back or have NUVIOS destroy, the relevant quantities of Compound or Formulated Compound, at IPSEN’s expenses and IPSEN shall replace them as soon as practicable so as to avoid any disruption of supply to NUVIOS.

In case of discrepancies of the results of the analysis performed by NUVIOS and IPSEN on the delivered quantities of the Compound or Formulated Compound, and in case of any dispute between the Parties regarding the quality of the Compound or Formulated Compound, NUVIOS or IPSEN shall appoint an independent expert to whom the other Party may not unreasonably object and who shall assess whether the delivered quantities are defective or not.  In case the delivered quantities of the Compound or Formulated Compound are found to be defective, IPSEN shall pay for the costs of appointment of such expert.  In case the delivered quantities of Compound are found not to be defective, NUVIOS shall pay for the costs of appointment of such expert.

FINANCIAL CONDITIONS — REPORTING OBLIGATIONS

In consideration for the provision by IPSEN to NUVIOS of the manufacturing, delivery, release, packaging, and labelling services under this Agreement, before delivery of each subject batch or lot of Formulated Compound or BIM44058 Compound, NUVIOS shall make the following payment to IPSEN:

First batch of approximately 1600 vials manufactured;	€65,000

Subsequent lots if 1600 vials of the same Product	€55,000

Raw Materials , sufficient for 150g Compound	€50,000

Delivery of agreed amount of peptide; 150g	€400,000

If quantitities of Compound less than 150g are agreed for supply then the costs will be agreed prior to manufacture and the remaining raw materials purchased would be provided to NUVIOS at no further cost, other than transportation and any importation cost which would be charged at cost.

The sum stipulated in Article 5.1 shall be paid by NUVIOS to IPSEN following receipt by NUVIOS of the corresponding invoice and before delivery.

PHARMACOVIGILANCE -CLAIMS - LIABILITY - WITHDRAWAL

The Parties will carry out their obligation with respect to safety data exchanging of the Compound or Formulated Compound in accordance with the procedures defined in BIM 44058 Agreement.  However, that nothing contained herein shall be construed as restricting either Party’s right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulations in the territory.

In relation with Clinical Trials only, conducted by NUVIOS under the BIM 44058 Agreement, NUVIOS shall, if required under NUVIOS procedures,  implement the Formulated Compound batch recall or withdrawal in accordance with NUVIOS relevant standard operating procedure.  Such withdrawal will be notified to the Responsible Persons under this Agreement, immediately such formal decision is reached within NUVIOS.

Liabilities and indemnification of the Parties in connection with the operations contemplated under this Agreement, shall be governed by the terms and conditions of the BIM 44058 Agreement.

CONFIDENTIALITY

In addition to the Parties’ respective obligations under Article 12  of the BIM 44058 Agreement, NUVIOS undertakes to keep strictly confidential and to use exclusively in accordance with the terms and conditions of the BIM 44058 Agreement, in particular in accordance with Article 12 of the BIM 44058 Agreement, all information in relation to the operations contemplated under this Agreement, of whatever nature, form or media, including without limitation, the processes and methods of manufacturing the Compound and Formulated Compound, including if deemed appropriate by IPSEN,

Chemistry, Manufacturing and Control data in relation thereto, communicated or developed by IPSEN or its third-party designated manufacturer.  For the avoidance of doubt, all information made available to NUVIOS under this Agreement shall be deemed to be Ipsen Development Information under the BIM 44058 Agreement.

ENTRY INTO EFFECT AND TERM

This Agreement enters into effect on the day of its signature by the Parties. This Agreement shall expire upon completion of the Phase II Clinical Trials contemplated under this Agreement, unless extended by mutual agreement of the Parties.

Either Party may terminate this Agreement at any time with immediate effect upon notice to the other Party, in case of termination of (i) the Development of the Compound or Formulated Compound under the BIM 44058 Agreement, (ii) the Detailed Development Plan under the BIM 44058 Agreement, or (iii) the BIM 44058 Agreement.

Either Party may terminate this Agreement for those other applicable causes identified in Article 15 of the BIM 44058 Agreement.

Notwithstanding early termination of this Agreement, this Agreement shall remain applicable to any ongoing Clinical Trial identified in the Technical Specifications until signature of the final report of the last Clinical Trial, unless the corresponding Technical Specifications is earlier terminated by mutual agreement of the Parties.

MISCELLANEOUS

In case one of the provisions of this Agreement would be considered null and void, it shall be considered to be unwritten but shall not lead to the nullity of the Agreement.

The Technical Specifications, the Manufacturing & Analytical Procedure, the Safety Agreement, form an integral part of this Agreement.

Articles [       ] of the BIM 44058 Agreement shall apply to this Agreement mutatis mutandis.

Signed in two copies, one for each Party

CLINICAL SUPPLY AGREEMENT APPENDIX 1 — Interpretation and summary of cGMP Responsibilities for specific stages of the manufacture and supply of Compound or Formulated Compound are described in Table 1 below.

Definitions of the terms used in the table are stated in clinical Good Manufacturing Practices.

TABLE 2   Responsibility for Clinical Supplies

Content	Summary	Responsibility
Study Co-ordination	Assign Clinical Project Manager Obtain all Ethical and regulatory approvals for study Order required numbers of Clinical Supplies	Nuvios

Protocol	Prepare protocol including all details of centers, study blinding, randomization requirements	Nuvios

Technical Specifications

Prepare Technical Specifications documentation

Approval for all clinical protocol requirements being met

Approval for all regulatory requirements being met

Approval for all Technical and Product Quality requirements being met at manufacture

Nuvios Nuvios Nuvios Ipsen

Manufacture and Quality Control

Procure, store, perform lot analysis of raw materials, and manage retain samples

Manufacture, perform lot analysis of BIM 44058 Injection, and manage retain samples.

Provide Certificate of Analysis in required format

Ipsen Ipsen Ipsen

Shipment of Formulated Compound

Packing of bulk product in suitable protective packaging to ensure correct storage and shipment to Paris airport.

Receipt, interim storage and arrangements for transatlantic shipment to Nuvios contracted Clinical Research Organisation.

Receipt, customs clearance and transportation to Nuvios CRO

Ipsen Nuvios Nuvios

Packaging and labeling

Receipt, acceptance tests (if required) and all labeling and Packaging for clinical supplies

Provision of all labeling and packaging components and materials labeling, including translation sand verification of translated text.

Nuvios Nuvios

Release of investigational product	Quality Assurance release of investigational product based on Ipsen provided Certificate of Analysis for formulated product and upon successful review of packaging & labeling batch records.	Nuvios

Ongoing Stability	If required, periodic testing of stored samples to verify ongoing stability	Nuvios

Testing	and compliance with specifications, of formulated compound

Complaint & recall	Perform complaint managing, recall actions	Nuvios

Manufactuing Document retention	Retain all manufacturing and product testing documents for at least 10 years after expiry of the Compound or Formulated compound lot. Retain all Packaging and Labelling documentation as required	Ipsen Nuvios

CLINICAL SUPPLY AGREEMENT APPENDIX 2; Outline Program Timings and Costs for Manufacture of BIM 44058 Compound Clinical Supplies and Process Transfers to NUVIOS Contractor

Phasing of Costs for BIM 44058 for Transfer to Nuvios

	Total	2005			2006
Item	€000s	3Q	4Q	Total 05	1Q	2Q	3Q	4Q	Total 06
Active Ingredient	492	42	50	92	0	400	0	0	400
Testing GMP Lot for CT supply	12	12		12					0
Starting materials for API supply for 150g	50		50	50					0
Manufacture API Lot 150g	400			0		400			400
Stock of API existing Lot	24	24		24					0
Working Ref Std vials ; c 900 vials + 0.9g	6	6		6					0
Technology Transfer Support for API	139	33	54	87	40	12	0	0	52
Process transfer (@€1000 per day; 240k/FTE)	62	18	26	44	12	6			18
Analytical transfer (@€1000 per day; 240k/FTE)	57	15	18	33	18	6			24
Travel to US 2 trips x 2 scientists	20		10	10	10				10
Drug Product Clinical Supplies	190	0	130	130	0	60	0	0	60
Placebo Lot x nominal 1600 vials Fill c 19 Sep	65		65	65					0
Active Lot x nominal 1600 vials Fill c 26 Sep	65		65	65					0
Additional Active Lot Fill c April 2006	60			0		60			60
Technology Transfer Support for Drug Product	108	31	38	69	33	6	0	0	39
Process transfer (@€1000 per day; 240k/FTE)	28	13	10	23	5	6			5
Analytical transfer (@€1000 per day; 240k/FTE)	60	18	18	36	18				24
Travel to US 2 trips x 2 scientists	20		10	10	10				10

GRAND TOTAL	929	106	272	378	73	478	0	0	551

CLINICAL SUPPLY AGREEMENT APPENDIX 3  GCP004 - “Investigational Product Order for Clinical Studies”

Ipsen Group	R&D Standard Operating Procedure
Effective: 10 March 2005	Number: GCP004.05

INVESTIGATIONAL MEDICINAL PRODUCT ORDER
FOR CLINICAL STUDIES

R&D SOP AUTHOR:

L. EGGINK	Clinical Research Manager Clinical Operations, R&D

PRIMARY REVIEWER:

C. MARTIN	On behalf of the R&D SOP Committee

R&D STEERING COMMITTEE SOP AUTHORISATION

P. MERAT	Senior Vice-president, Clinical Development, R&D, Ipsen Group

SIGN:	/s/ Patrick Merat	DATE:	February 15, 2005

Copy No. 67

CONFIDENTIAL

The contents of this document are confidential and proprietary to the Ipsen group.
Unauthorised use, disclosure or reproduction is strictly prohibited

1.                                      INTRODUCTION

1.1                               Objective

This procedure defines the different stages and documentation required to plan, prepare and order Investigational Medicinal Products (IMP) for clinical studies from the Clinical Trials Supplies Unit (CTSU).

1.2                               Scope

This procedure must be followed for IMP orders and any compassionate use supplies within the Ipsen group.

This procedure should also be enforced for clinical studies sponsored by industrial partners but where Ipsen is only responsible for the IMP supply.

1.3                               Roles and Responsibilities

•                                          CTSU must ensure that a technical and quality agreement exists between the sponsor and the manufacturing site specifying assigned responsibilities of each party in accordance with current Good Manufacturing Practice (GMP) requirements.

•                                          The Clinical Study Coordinator (CSC) is responsible for submitting to the CTSU (or CTSU contact) forecasts of intended IMP requirements and updating the amount at least quarterly.

•                                          The CSC is responsible for the coordination of all IMP ordering activities for each of his/her delegated studies.

•                                          The CTSU is responsible for providing the Technical Specification for the CSC and the Regulatory Affairs representative to approve and, to provide the final approved and signed Technical Specification to the CSC.

•                                          The CTSU is responsible for supplying IMP in accordance with GMP and Good Clinical Practice (GCP) and to the specifications (outlined in the Technical Specification and any registered Investigational Medicinal Product Dossier (IMPD) or Investigational New Drug (IND)) agreed between the CSC, CTSU, Pharmaceutical Development, QA and Regulatory Affairs.

•                                          The CSC and the Regulatory Affairs representative are responsible for approving master labels for the study.  There should exist a representative for labeling in each participating Ipsen or Contract Research Organisation (CRO) office, who will verify and document compliance with local regulations.  Responsibilities for the local representative for labeling are:

•                                          Providing translations of core labels text, when necessary, to the CSC and CTSU, which are compliant with local legal requirements.  This is done through liaison with Regulatory Affairs, where available.

•                                          Checking Master Labels

2.                                      PROCEDURE

2.1                               Processing the Investigational Medicinal Product Orders

2.1.1                     Forecasting of Investigational Medicinal Products requirements

At least quarterly, the CTSU sends an IMP forecast sheet to the CSC for completion and return back to the CTSU.

The CSC will complete forecasts of supplies up to one year in advance taking into account IMP manufacturing lead time and shelf life, treatment duration and recruitment period.

2.1.2                     Ordering of Bulk Formulated Product

A request for the manufacture of Bulk Formulated Product will be placed by the CSC as soon as possible after the Ipsen Study Approval is obtained.  The request for Bulk Formulated Product manufacture should be made using the Bulk Formulated Product Manufacturing Order (Ref. GCP004-A).

The request for manufacturing Bulk Formulated Product must contain the requirements for all countries participating in the study for a 12-month period.  If the study duration is expected to exceed significantly beyond 12 months, an additional order must be submitted before the 12-month period covered if the first order has finished.

A copy of the approved protocol synopsis must be attached to the Bulk Formulated Product Manufacturing Order (GCP004-A).

2.1.3                     Technical Specification

The CTSU will provide a first draft of the Technical Specification to the CSC for review.  The Technical Specification contains information valid for the study including:

•                                          Study design

•                                          Randomisation numbers and their syntax, strata label and period (if applicable)

•                                          Estimated Times Frames

•                                          Participating Countries

•                                          Description of Packs and Labelling

•                                          Calculation of IMP Requirements

•                                          Despatch Requirements

•                                          Return & Product destruction requirements

•                                          Approval of master and translated labels by Ipsen local affiliates or by central regulatory affairs.

The CSC completes, reviews and returns the Technical Specification to the CTSU for finalisation.  Both CSC and CTSU agree on packaging design, presentation of the IMP and on timelines for setting up the IMP.

The CSC and CTSU representative must ensure and document that the Technical Specification is consistent with the final approved protocol.

The Technical Specification represents the official agreement between the CTSU and the CSC on IMP specifications.

2.1.4                     Packaging Order

The CSC/designee must submit a Packaging Order (GCP004-B) to the CTSU once the protocol has been approved. This form is used to order a specific amount of IMP and must be used for the first supplies as well as re-supplies or additional supplies.

The signed and completed Packaging Order (GCP004-B) is sent back to the CSC and filed in the Trial Master File (TMF).  A copy is kept at the CTSU.

2.2                               Labelling Instructions

Labelling text must be in local language and complaint with national laws in force.  The core label texts for all packaging units are created by the CTSU in collaboration with the CSC.  They will be defined in the Technical Specification and are compliant with the requirements of Annex 13 of The Rules Governing Medicinal Products in the European Union and US FDA 21 CFR 312.6 Labelling of an Investigational New Drug.

When applicable, a “local law complaint” translation (or adjustment) of the core label text must be requested by the CSC to the local responsible person for labeling.  Label translations (or adjustments) are included as part of the Technical Specification.

The CTSU is responsible for preparing master labels and translations provided in the Technical Specification.

Written approval of the master labels and translated labels must be given by the CSC and the Regulatory Affairs representative.

The CTSU is responsible for production and quality control of the labels produced and maintaining copies of those labels for reference.

2.3                               Release of Investigational Medicinal Product

The CTSU’s issue of the Certificate of Analysis (CofA) for the Bulk Formulated Product and the Pack Batch Release Certificate of the finished drug product, is considered the “Technical Green Light” for the IMP to be released.

These certificates are sent by the CTSU to the CSC to the CSC for archiving in the TMF.

The CSC authorises the release of IMP for delivery to a clinical trial site following the requirements of the IMP Release Form (Ref. GCP088-B).

IMP supply to a clinical trial site will be done just prior to or during the site initiation visit after the CSC has completed the IMP Despatch Form (GCP026-A) and sent it to the CTSU or an interim storage facility.  IMP may only be supplied to clinical trial sites when all required documentation, as specified in SOP GCP088, has been obtained.

2.4                               Use of Clinical Supplies Tracking Workflow application

In case the Clinical Supplies Tracking Workflow (CSTW) application is used for a clinical study, the procedure described in this SOP will still apply but the forms GCP004-A and GCP004-B are replaced by their equivalent electronic form within the CSTW.

When filing is required, a paper copy of the electronically approved form will be accepted.

2.5                               Archiving

2.5.1                     At Sponsor

All the documents must be archived in the TMF in compliance with Ipsen R&D SOPs (Ref. GEN031, GCP092) and GCP.

2.5.2                     At Manufacturer and/or CTSU

All the documents must be archived according to manufacturer’s and/or CTSU SOPs and current GMP.

2.6                               Flowchart:  Ordering Investigational Medicinal Products for Clinical Trials

CTSU or delegate
Sends request for forecast to CSC
CSC
Checks/modifies/completes forecast and sends back to CTSU or delegate
CSC
Obtains Ipsen Study Approval and study number
CSC
Requests manufacturing of Bulk Formulated Product (GCP00 -A)
CSC
Provide clinical approved protocol synopsis
CTSU
Prepares first draft of Technical Specifications and sends to CSC
CSC and CTSU
Ensure consistency between Technical Specification and final approved protocol
CSC
Completes/reviews and returns Technical Specifications to CTSU for finalisation/CSC requests local label translations if applicable
CSC
Prepare Packaging Order and submits to CTSU(GCP00 -B)
CTSU
Completes and signs Packaging Order and sends back to CSC
CTSU
Prepares master labels for approval by CSC & Regulatory Affairs
CTSU
Prints labels/maintains copies for references and performs packaging for IMP
CSC
Obtains all required site documents and completes & signs IMP Release Form (GCP08 -B)
CTSU(Technical Green Light)
Faxes CofA and Pack Batch Release Certificate to CSC indicating that supplies are manufacturing and packed according to GMP/IMP available for despatch
CSC
Completes IMP Despatch Form and sends it to CTSU or interim storage facility (GCP02 -A)
CTSU or interim storage facility
Organises Drug Despatch

3.                                      CONTINGENCIES

None

4.                                      R&D SOP FORMS AND TEMPLATES

Title	Reference	Status
Bulk Formulated Product Manufacturing Order	GCP004-A	Compulsory
Packaging Order (for Beaufour Ipsen Industrie, Dreux)	GCP004-B	Compulsory

5.                                      BIBLIOGRAPHIC REFERENCES

1.                                       Directive 2003/94/EC on GMP for Medicinal Products for Human Use.

2.                                       “Manufacture of Investigational Medicinal Products” Most current version of Annex 13 of the EU guide to GMP.

3.                                       US FDA 21 CFR part 210: Current GMP in manufacturing, processing, packing, or holding of drugs; general.

4.                                       US FDA 21 CFR part 211: Current GMP for finished pharmaceuticals.

5.                                       Ipsen Group R&D SOP GCP088 Initiation of Clinical Trial Sites.

6.                                       Ipsen Group R&D SOP GCP026 Clinical Investigation Product Handling Procedures.

7.                                       Ipsen Group R&D SOP GCP092 Management of the Trial Master File & Investigator Site File.

8.                                       Ipsen Group R&D SOP GEN031: R&D Records, Archiving and Retention.

CLINICAL SUPPLY AGREEMENT APPENDIX 4 GCP026 - “Clinical Investigational Product Handling Procedure”

Ipsen Group	R&D Standard Operating Procedure
Effective: 10 March 2005	Number: GCP026.04

CLINICAL INVESTIGATIONAL MEDICINAL

PRODUCT HANDLING PROCEDURES

R&D SOP AUTHOR:

FRANCIS SÉGUY	Clinical Research Manager Clinical Operations, R&D

PRIMARY REVIEWER:

LIZ COXON	On behalf of the R&D SOP Committee

R&D STEERING COMMITTEE SOP AUTHORISATION

P. MERAT	Senior Vice-President, Clinical Development, R&D, Ipsen Group

SIGN:	/s/Patrick Merat	DATE:	February 15, 2005

1.                                      INTRODUCTION

1.1.                            Objective

To describe the procedures to be followed for handling clinical Investigational Medicinal Products (IMP) in order to comply with applicable regulations and guidelines for Good Clinical Practice (GCP) and Good Manufacturing Practice (GMP).

1.2.                            Scope

This Research & Development (R&D) Standard Operating Procedure (SOP) applies to Ipsen R&D, Ipsen affiliates and any staff delegated the responsibility for the handling and documenting of IMP movements. Any consultants or Contract Research Organisations (CRO) required to handle IMP on behalf of Ipsen are included within the requirements of this SOP. This procedure covers the mechanisms for storage, transfer and documentation of IMP for outward despatch to investigational and other sites and their complete accountability, retrieval and destruction.

1.3.                            Roles and Responsibilities

•                                          The Clinical Trial Supplies Unit (CTSU) is responsible for ensuring that validated packaging and appropriate shipping conditions are used when an IMP is despatched directly to either an Interim Storage Facility or an investigational site.

•                                          The CTSU must ensure that all IMPs sent to the investigational site or Interim Storage Facility can be tracked at any time.

•                                          If an Interim Storage Facility is used, it is the CTSU’s responsibility to ensure that the facility has adequate controls for storage of IMP and that the packaging used is in compliance with the Technical Specification.

•                                          The Clinical Study Coordinator (CSC), in consultation with regulatory affairs and CTSU representatives, should ensure that correct IMP import/export documentation is in place prior to IMP despatch.

•                                          The CSC or designee is responsible, in association with the CTSU, for ensuring that the shelf-life of the IMP available at the investigational site is adequate in the context of their intended use.

•                                          The CSC or designee is responsible for requesting the despatch of an IMP to investigational (or other) sites from the CTSU and where appropriate from any Interim Storage Facility or labelling and packaging facility that may be used.

•                                          The CSC or designee is responsible, if applicable, for providing the block randomisation information to the CTSU and for ensuring that the study IMP are distributed by blocks to the centres.

•                                          The CSC or designee is responsible for ensuring adequate accountability of all IMP sent to the investigational site or Interim Storage Facility, during the clinical trial, and in particular before any retrieval of IMP from the investigational site for destruction.

•                                          Monitors are responsible for reviewing, checking any IMP accountability documentation at the investigational sites and for ensuring the accountability is adequate and for requesting the return or destruction of used (when applicable) and unused IMP, to or at the appropriate facility.

•                                          The CSC is responsible for authorising the destruction of the IMP.

•                                          The CTSU is responsible for providing storage for returned IMP, destroying IMP upon request and ensuring proper labelling in the event of reallocating or extending the expiry date.

2.                                      PROCEDURE

2.1.                            IMP Despatch

2.1.1.                  Despatch request

IMPs can be despatched either directly from the CTSU to an investigational site or to an Interim Storage Facility, or from an Interim Storage Facility to an investigational site. The CSC or designee must request all transfers of IMPs on the IMP Despatch Form (GCP026-A). The CSC must provide the CTSU with a list of designees, with their signatures, who are authorised to sign the IMP Despatch Form. A copy of this form must also be filed in the Trial Master File (TMF).

The CTSU out source, manufacture and pack the IMP in accordance with current GMP. The CTSU must also provide the CSC or designee with Certificate of Analysis (CofA) and the Pack Batch Release Certificate for each batch of an IMP supplied which is considered the technical green light.

The IMP Despatch Form must be sent by the CSC or designee to the despatch office (CTSU or Interim Storage Facility).

Additional supporting documentation can be attached to the IMP Despatch Form where appropriate (e.g., a letter of approval from the doctor for compassionate/named patient supplies, import licence).

IMP Despatch Forms must be filed in the TMF.

2.1.2.                  Packaging and despatch specifications

Supplies will be despatched to the recipient named on the IMP Despatch Form. The Monitor must check that the required delivery date specified on the form takes into account the range of acceptable delivery dates.

The packaging used for the shipment must be clearly and distinctly labelled with warnings and handling instructions, according to the requirements detailed in the approved Technical Specification document for this clinical study.

Each package will include a Shipment Note and Acknowledgement of Receipt (GCP026-B) partly completed by the despatch office, CofA and/or Pack Batch Release Certificate, if required. The IMP must be dispatched as per the Technical Specification document.

2.1.3.                  Despatch confirmation

The CTSU or Interim Storage Facility must complete the despatch details at the bottom of the IMP Despatch Form and send it to the requestor and recipient to confirm despatch and the expected date of arrival. If applicable, the requestor should specify in the comments section of the IMP Despatch Form whether other people/entities have to be notified of the IMP despatch. The completed IMP Despatch Form and associated documentation is filed in the TMF.

Once the IMP has been delivered, the recipient at the investigational site or Interim Storage Facility must complete the relevant sections of the Shipment Note and Acknowledgement of Receipt, with date and condition of IMP on arrival and forward it to the CTSU/Interim Storage Facility. The CTSU/Interim Storage Facility will transmit the Shipment Note and Acknowledgement of Receipt to the CSC for filing in the TMF. If the Shipment Note and Acknowledgement of Receipt are not returned from the recipient, the CTSU/Interim Storage Facility must either contact the intended recipient or inform the monitor to ensure delivery has occurred and to request the Shipment Note and Acknowledgement of Receipt.

2.2.                            IMP accountability

All IMP accountability checks at site must be documented on the IMP Accountability Log (GCP026-C) and in the monitoring report (R&D SOPs GCP030 and GCP089). All IMP accountability at the Interim Storage Facility must be documented, and copies filed in the TMF.

2.3.                            IMP Storage / Shipment Incidence

Any deviations/problems in either storage or shipping conditions must be notified to the CSC via the IMP Incident Form (GCP026-F) who should then report details of the incident to the CTSU. The Quality Assurance of the Pharmaceutical Development Dpt. will decide whether the affected IMPs can still be authorised for use. The decision must be documented and filed in the TMF.

2.4.                            Expired IMP and relabelling procedures

If IMP is due to expire within the next three months, the CSC or designee must liaise with the CTSU, to assess if the expiry date of the IMPs can be extended or if they must be replaced. Depending on the outcome, the CTSU is required to organise replacement supplies or relabelling in case of expiry date extension.

When an extension of expiry date has been agreed and has been documented by the CTSU, the CSC or designee has to request additional labels from the CTSU. The CSC or designee confirms with the CTSU the batch number, box/pack numbers, centre numbers and quantity of labels required.

The CTSU provides the CSC or designee with documentation confirming the expiry date extension and additional labels. The additional labels must be affixed to the IMP and should state the new expiry date and repeat the batch number. The additional labels may be superimposed on the old expiry date, but not on the original batch number.

The relabelling should be performed at an appropriately authorised manufacturing site. If agreed by the CTSU and the CSC, this may be performed at the investigational site by or under the supervision of the clinical trial site pharmacist, or designee in accordance with national regulations. Where this is not possible, it may be performed by the clinical trial monitor(s). The operation should be performed in accordance with GMP principles, and should be checked by a second person. This operation must be documented on the IMP Relabelling Form (GCP026-E). This form should be duly signed and dated by the person performing the operation and the second person checking this activity, on the day of completion and filed in the batch records at the CTSU and a copy filed in the TMF.

2.5.                            Returned investigational product

When used or unused IMPs are being retrieved from the investigational site, an IMP Return/Destruction Form must be completed (GCP026-D), and approved (signed and dated) by both a representative at the investigational site and the monitor before despatching the IMPs. The original must be sent with the returned IMPs, a copy must be sent to the CSC for filing in the TMF and a copy must remain at site.

Used and unused IMPs can either be destroyed on the investigational site or returned to the CTSU or Interim Storage Facility as defined in the protocol. Used or unused IMPs returned from investigational sites must be stored at either the Interim Storage Facility or at the original CTSU with labels on the containers to describe the contents. This storage must be maintained until IMP destruction has been agreed between the CSC and storage facility (refer to section 2.6).

If IMPs cannot be returned, the monitor should instruct the site that supplies must not be destroyed until the monitor has performed an IMP accountability check and has ensured the accountability is adequate.

2.6.                            Destruction of an investigational product

The IMP can be destroyed during and after the clinical trial, either at the investigational site, the Interim Storage Facility or at the CTSU facility, only upon formal CSC or designee’s request. The CSC is responsible for informing the CTSU or local Interim Storage Facility (as appropriate) when destruction of an IMP is requested through the IMP Return/Destruction Form (GCP026-D).

The delivered, used and recovered quantities of IMP should be recorded, reconciled and verified by the monitor for each trial site and each trial period. Destruction of unused IMPs should be carried out for a given trial site or a given trial period only after any discrepancies have been investigated and satisfactorily explained and the reconciliation has been accepted.

In case of long-lasting clinical studies, it is advisable to proceed with ongoing destruction of IMP s.

Records of IMP destruction (including batch numbers, box/pack numbers if applicable, method of destruction and quantity destroyed) should be signed and dated by the relevant person performing the destruction and the approval of a second person. Records of IMP destruction and corresponding documentation must be collected by the monitor and filed in the TMF (R&D SOP GCP090).

3.                                      CLINICAL SUPPLIES TRACKING WORKFLOW APPLICATION

In case the Clinical Supplies Tracking Workflow (CSTW) application is used for a clinical study, the procedure described in this SOP will still apply but the forms GCP026-A and GCP026-B are replaced by their equivalent electronic form within the CSTW. When filing is required, a paper copy of the electronically approved form will be accepted.

4.                                      CONTINGENCIES

None.

5.                                      R&D SOP FORMS AND TEMPLATES

Title	Reference	Status
IMP Despatch Form	GCP026-A	Compulsory
Shipment Note and Acknowledgement of Receipt	GCP026-B	Example
IMP Accountability Log	GCP026-C	Example
IMP Return/Destruction Form	GCP026-D	Compulsory
IMP Relabelling Form	GCP026-E	Compulsory
IMP Incident Form	GCP026-F	Compulsory

6.                                      BIBLIOGRAPHIC REFERENCES

1.                                       EU Clinical Trial Directive 2001 / 20 / EC

2.                                       ICH Harmonised Tripartite Guidelines: E6 Guideline for Good Clinical Practice

3.                                       Ipsen Group R&D SOP GCP030 Management of Study Manuals

4.                                       Ipsen Group R&D SOP GCP089 Monitoring of Clinical Trial Sites

5.                                       Ipsen Group R&D SOP GCP090 Close-out of Clinical Trial Sites

APPENDIX E — IPSEN INDs AND OTHER APPLICATIONS FOR REGULATORY APPROVAL

US INDs —None

Other EU CTAs — No EU CTAs.

A deposition (notification) for the phase 1 study conducted in 2004 by Ipsen was submitted in Germany January 23 2004 (see attached). The registration number received from the BfArM acknowledging receipt of this deposition was 4021410 (see attached original and English translation).

Subsequent correspondence February 26 2004 (see attached) from MDS Pharma Services to the BfArM notified the Authority of BIM44058 Toxicology and Safety Pharmacology studies completed and sponsored by Ipsen

Regulatory (market) approvals - None

[ILLEGIBLE]
Postanschrift:
	EINGEGANGEN	Kurt-Georg-Kiesinger-Allee 3
MDS Pharma Services		D-53175 Bonn
z.Hd. Herrn Steffen Hoppe	26. Jan. 2004	Telefon: (0228) 207 - 30
Arnikastr. 4		Telefax: (0228) 207 - 5207
IVBB: 01888 - 307 -
85635 Hohenkirchen		e-mail: poststelle@bfarm.de

Ihre Zeichen und Nachricht vom	Gesch.Z.: [ILLEGIBLE]	Telefon: (0228) 207-	Bonn

7140-00-37/Z 172.10/12	5845	23.01.2004

Eingangsbestätigung

Klinische Prūfung § 40 Abs. 1 Nr. 6 AMG

Ihre Unterlagen vom 15.01.2004 sind am 19.01.2004 bei uns eingegangen:

Voriagenummer:	4021410

Name der Studie:	2-52-52127-001

Wir bitten, bei weiteren Einreichungen zu diesem prüfplan sowie bei allen Anzeigen von Verdachtsfällen auf schwerwiegende unerwünschte Arzneimittelwirkungen gemäß § 29 (1) AMG stets die Vorlagenummer anzugèben.

Mit freundlichen Grüssen

Im Auftrag

[ILLEGIBLE]

[Illegible]
Postanschrift:
MDS Pharma Services	EINGEGANCEN	Kurt-Georg-Kiesinger-Allee 3
Germany GmbH		D-53175 Bonn
Herrn Steffen Hoppe	02. Feb. 2004	Telefon:	(01888) - 307 - 0
Arnikastraße 4			(0228) 207 - 30
		Telefax:	(01888) - 307 - 5207
(0228) 207 - 5207
85635 Höhenkirchen/Siegertsbrunn	Nachrichtlich	e-mail:	poststelle@bfarm.de
Landesbehörden Bayern / Hamburg

vorab per Fax: 08102/4007

Ihre Zelchen and Nachricht vorn	Gesch.Z: [Illegible]	Telefon: (01888) 307-	Bonn
15.01.2004	B VP2. A-7140-00-37/	4320	29. JAN. 2004
	4021410

Betr.:	Klinische Prüfung §40 Abs. 1 Satz 1 Nr. 6 AMG.
	Eingangsdatum BfArm	:	19. Januar 2004
	Vorlage der Unterlagen	:	vollständig
	Votum der zuständigen EK	:	zustimmend mit Auflagen, Auflagen wurden erfüllt
	Vorlagenummer	:	4021410

Klinische Prüfung                       :      A phase I single-centre study in two parts assessing the safety, pharmacokinetics, pharmacodynamics and absolute bioavailability of BIM44058, a hPTHrP (1-34) analogue, administered as single doses to healthy elderly volunteers of both genders: Part A, randomised, double-blind, dose-escalating, parallel groups, placebo-controlled design; Part B, randomised, open-label, two-period, cross-over design (Protokoll einschl. Amendment 1 v. 05.12.2003)

	Code	:	2-52-52127-001
Leiter der Klinischen Prüfung gemäß § 40 Abs. 1 Satz 1 Nr.4 und 7 AMG: Werner Weber, Hamburg
Vorlage Unterlagen zur pharmakologisch-toxikologischen Prüfung: Investigator’s Brochure für BIM44058, Version 2 (23.10.2003) wurde vorgelegt

Sehr geehrte Damen und Herren,

es wird bestätigt, dass zur o.g. klinischen Prüfung Ihre Unterlagen zum Zweck der Vorlage gemäß § 40 Abs. 1 Satz 1 Nr. 6 AMG beim BfArM eingegangen sind. Die Unterlagen sind nach formaler Prüfung und unter Berūcksichtigung des vorgelegten Prüfplanes Vollständig. Es liegt ein zustimmendes Votum der für den Leiter der Klinischen Prüfung Zuständigen Ethik-Kommission vor. Mit Eingang der bisherigen Unterlagen beim BfArM wurden die Voraussetzungen für den Beginn einer Klinischen Prüfung gemäß § 40 Abs. 1 Satz 1 Nr. 6 und Satz 2 AMG erfüllt.

Die Unterlagen werden unter der o.g. Vorlagenummer verwahrt. Bitte geben Sie die Vorlage-Nr. und den Code des Prüfplans stets im weiteren Schriftverkehr zur o.g. klinischen Prüfung an und verwenden Sie als Postanschrift:

Bundesinstitut für Arzneimittel und Medizinprodukte, Fachregistratur Z 172.22,

Kurt-Georg-Kiesinger-Allee 3, D-53175 Bonn,

Tel. +49 (0)228-207-5854, Fax +49 (0)228-207-5207

Hinweis: Die nach § 2 Abs. 9 der verordnung zur Ǎnderung der Kostenverordnung für die Zulassung von Arzneimitteln durch das Bundesinstitut für Arzneimittel und Medizinprodukte und das Bundesinstitut für gesundheitlichen Verbraucherschutz und Veterinärmedizin vom 19. Mārz 2002 (BGBI. 2002 Teil I vom 22.

März 2002) fūr die Bearbeitung von Unterlagen nach § 40 Abs. 1 des AMG zu erhebenden Gebühren werden Ihnen mit einem gesonderten Kostenbescheld von der Kostenstelle des BfArM mitgeteilt.

Mit freundlichen Grūßen

im Auftrag

[ILLEGIBLE]

Dr. med. F. Hackenberger

Bf ArM, Bonn

to MDS Pharma Services

Copy to

Land authorities of Bavaria / Hamburg

29 January 2004

Ref.:	Clinical study § 40 section 1 sentence 1 no. 6 AMG
	Date of receipt by BfArM	:	19 January 2004
	Presentation of documents	:	complete
	Vote by the responsible ethics committee	:	approved with conditions, conditions have been fulfilled
	Submission number	:	4021410
	Clinical study	:	A phase 1 single-centre study in two parts assessing the safety,

pharmacokinetics, pharmacodynamics and absolute bioavailablity of BIM44058, a hPTHrP(1-34) analogue, administered as single doses to healthy elderly volunteers of both genders: Part A, randomised, double-blind, does-escalating, parallel groups, placcbo-controlled design; Part B, randomised, open-label, two-period, cross-over design (Protocol including amendment 1 of 05.12.2003)

	Code	:	2-52-52127-001
Director of the clinical study pursuant to § 40 section 1 sentence no. 4 and 7 AMG: Werner Weber, Hamburg
Documents submitted concerning pharmacological-toxi cological studies: Investigator’s brochure for BIM44058, version 2 (23.10.2003) has been presented

Dear Sir or Madam,

herewith we confirm that the BfArM has received the documents you submitted pursuant to § 40 section 1 sentence 1 no. 6 AMG for the clinical study mentioned above. After a formal review and taking into account the protocol submitted the documents are complete. The ethics committee responsible for the director of the clinical study has voted to approve the study. With the receipt of the said document by the BfArM the conditions pursuant to § 40 section 1 sentence 1 no. 6 and sentence 2 AMG for initiating a clinical study have been met.

The documents will be filed under the submission number mentioned above. Please always quote the submission number and the code of the protocol in any further correspondence on the clinical study mentioned above and use the following postal address:

Bundesinstitut für Arzneimittel und Medizinprodukte, Fachregistratur Z 172.22,

Kurt-Georg-Kiesinger-Allee 3, D-53175 Bonn,

Phone +49(0)228-207-5845, Fax +49 (0)228-207-5207

Note: You will be informed by the cost centre of the BfArM about the fee to be paid according to § 2 section 9 of the Official Regulation Concerning the Change of the Fee Schedule for the Licensing of Drugs by the Federal Institute for Drugs and Medical Devices and the Federal Institute for Consumer Health Care and Veterinary Medicine of 19 March 2002 (BGBI. 2002 part I of 22 March 2002) for reviewing documents pursuant to § 40 para 1 AMG.

Yours sincerely

by order

signature

Dr. med. F. Hackenberger

Arnikastrasse 4
D-85635 Höhenkirchen/Siegertsbrunn, Gern
www.mdsps.com
email: mds.munich@mdsps.com
Tel: +49 81 02 808 0 Fax : +49 8102 400 7

Bundesinstitut für
Arzneimittel und Medizinprodukte	26.02.2004
Fachregistratur Z 172.10
Kurt-Georg-Kissinger-Allee 3

53175 Bonn

MDS Studie Nr. AA15328

Vorlage-Nummer: 402 1410

Titel:

A Phase I single-centre study in two parts assessing the safety, pharmacokinetics, pharmacodynamics and absolute bioavailability of BIM44058, a hPTHrP(1-34) analogue, administered as single doses to healthy elderly volunteers of both genders: Part A, randomised, double-blind, dose-escalating, parallel groups, placebo-controlled design; Part B, randomised, open-label, two-period, cross-over design

Sehr geehrte Damen und Herren,

der Sponsor der Studie hats uns gebeten, Safety Pharmacology Reports und Toxicology Reports über die Studienmedikation BIM44058 an Sie weiterzuleiten.

Nachfolgend sende ich Ihnen eine Aufstellung über die Reports sowie jeweils ein Exemplar der Reports zu.

Mit freundlichen Grüβen

[ILLEGIBLE]

Steffen Hoppe

Clinical Study Manager

MDS Pharma Services Germany GmbH
[ILLEGIBLE]:
[ILLEGIBLE] Hamburg HRB 28 004
[ILLEGIBLE] Bank 24
[ILLEGIBLE]
[ILLEGIBLE]

MDS to BfArM

26.02.2004

MDS Study no. AA15328

Dear Sir or Madam,

The sponsor of the study has asked us to forward Safety Pharmacology Reports and Toxicology Reports concerning study medication BIM44058 to you.

Enclosed I will send you a list of the reports and one copy each of the reports.

BIM44058 - Safety Pharmacology reports

[ILLEGIBLE]	[ILLEGIBLE]

D01.377/1	Safety pharmacology study of neurobehavioral effects (irwin test) after subcutaneous or intravenous administration in the rat

D01.378/1	Safety pharmacology study of effects on sodium barbital sleeping time after subcutaneous administration in the rat

D01.379/1	Safety pharmacology study of effects on Electroconvulsive Shock Treshold after subcutaneous administration in the rat

D01.380/1	Safety pharmacology study effects on Pentylenetetrazole Seizure after subcutaneous administration in the rat

D01.381/1	Safety pharmacology study of hemodynamic effects after intravenous administration in the anesthetized dog

D01.382/1	Safety pharmacology study of assessment of cardiovascular risk after subcutaneous administration in the conscious dog monitored by telemetry

D01.383/3	Evaluation of arrhythmogenic risk in an in vitro model (Purkinje fiber) in the rabbit

D01.384/1	in vitro effect on HERG recorded in Human Embryonic Kidney (HEK) 293 Cells

D01.385/1	Safety pharmacology study of effects on respiration after subcutaneous administration in the conscious rat

D01.386/1	Safety pharmacology study of effects on gastrointestinal transit after subcutaneous administration in the rat

D01.387/1	Safety pharmacology study of ulcerogenic effects after subcutaneous administration in the rat

D01.388/1	Safety pharmacology study of effects on Gastric Acid Secretion after subcutaneous administration in the rat

D01.389/1	Safety pharmacology study of effects on diuresis and urinary excretion after subcutaneous administration in the rat

D01.390/1	Safety pharmacology study of effects on bleeding time after subcutaneous administration in the anesthetized rat

D02.031/1	Safety pharmacology study of effects on Activity Meter after subcutaneous or intravenous administration in the rat

BIM44058 - Toxicology reports

[ILLEGIBLE]	[ILLEGIBLE]

17458 TAS	BIM-44058 Acute intravenous toxicity in mice

17459 TAS	BIM-44058 Acute subcutaneous toxicity in mice

18431 TAR	BIM-44058 Acute intravenous toxicity in rats

18432 TAR	BIM-44058 Acute subcutaneous toxicity in rats

434/89	BIM-44058 Reverse mutation in four histidine-requiring strains of salmonella typhimurium and one tryptophan-requiring strain of Escherichia coli

434/90	BIM-44048 Induction of chromosome aberrations in cultured human peripheral blood lymphocytes

18455 TSP	BIM-44058 Four week toxicity study by subcutaneous administration to cynomolgus monkeys

19022 TCP	BIM-44058 13-week toxicity study by subcutaneous injection in cynomolgus monkeys followed by a ‘-week treatement free period